As filed with the Securities and Exchange Commission on December 26, 2000

                                                      Registration No. 333-04557
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       to

                                    FORM S-3
                                       on
                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                           UNIGENE LABORATORIES, INC.
             -----------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

           Delaware                        2833                     22-2328609
 ------------------------------      -----------------            -------------
(State or Other Jurisdiction of      (Primary Standard          (I.R.S. Employer
 Incorporation or Organization)          Industrial              Identification
                                  Classification Code Number)        Number)

                                 ---------------
                              110 Little Falls Road
                           Fairfield, New Jersey 07004
                                 (973) 882-0860
               (Address, including Zip Code, and Telephone Number,
        including Area Code, of Registrant's Principal Executive Offices)

                                 ---------------

                                 WARREN P. LEVY
                                    President
                           Unigene Laboratories, Inc.
                              110 Little Falls Road
                           Fairfield, New Jersey 07004
                                 (973) 882-0860
            (Name, Address, including Zip Code, and Telephone Number,
                   including Area Code, of Agent For Service)

                                 ---------------

                                 With copies to:

                            D. Michael Lefever, Esq.
                               Covington & Burling
                          1201 Pennsylvania Avenue, NW
                           Washington, D.C. 20004-2401
                                 (202) 662-5276

                                 ---------------

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [x]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


================================================================================

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   The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
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Prospectus                                                 Subject To Completion
                                                        Dated December 26, 2000

                                1,448,352 Shares
                                       of
                           Unigene Laboratories, Inc.

                                  Common Stock
                           (par value $.01 per share)

                                 --------------

    The stockholders of Unigene Laboratories, Inc, a Delaware corporation, identified in this prospectus are offering for sale up to 1,448,352 shares of Unigene common stock consisting of 294,350 outstanding shares and 1,154,002 shares that may be issued to the selling stockholders upon the exercise of warrants that they currently hold. This prospectus also covers an indeterminate number of additional shares of Unigene common stock that may be issued to some of the selling stockholders pursuant to anti-dilution provisions of the warrants.

    The shares of Unigene common stock covered by the prospectus may be offered from time to time by the selling stockholders to or through brokers, dealers or other agents or directly to other purchasers in one or more market transactions. Additionally, they may be offered in one or more private transactions at prices then prevailing, at prices related to such prices, or at negotiated prices. In effecting sales, brokers, dealers or other agents engaged by the selling stockholders may arrange for other brokers, dealers or agents to participate. Any brokers, dealers or agents participating in the sale of the shares may receive commissions, discounts or concessions from the selling stockholders in negotiated amounts. Participating brokers, dealers or agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions, discounts or concessions received by them may be deemed to be underwriting discounts or commissions under this Securities Act.

    Specific costs, expenses and fees for the registration of Unigene common stock will be borne by us. Commissions, discounts and transfer taxes, if any, attributable to the sales of Unigene common stock will be borne by the selling stockholders.

    Unigene will not receive any of the proceeds from the sale of the shares of Unigene common stock offered in this prospectus.

    The Unigene common stock is listed on the OTC Bulletin Board under the symbol "UGNE." On December 20, 2000, the last reported sale price for the Unigene common stock on the OTC Bulletin Board was $1.34 per share.

Investing in the common stock involves risks. See "Risk Factors" beginning on page 6.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.



                The date of this prospectus is December ___, 2000

                                ----------------


                                TABLE OF CONTENTS

                                                                          Page

PROSPECTUS SUMMARY.....................................................     3
RISK FACTORS...........................................................     5
FORWARD-LOOKING STATEMENTS.............................................     9
USE OF PROCEEDS........................................................     9
PRICE RANGE OF COMMON STOCK............................................     9
DIVIDEND POLICY........................................................    10
SELECTED CONSOLIDATED FINANCIAL DATA...................................    11
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS..........................    12
BUSINESS...............................................................    17
MANAGEMENT.............................................................    22
PRINCIPAL STOCKHOLDERS.................................................    26
SELLING STOCKHOLDERS...................................................    27
PLAN OF DISTRIBUTION...................................................    28
DESCRIPTION OF CAPITAL STOCK...........................................    29
LEGAL MATTERS..........................................................    29
EXPERTS................................................................    29
ADDITIONAL INFORMATION.................................................    29
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.............................    F-1


                                 ---------------

           You should rely only on the information contained in this prospectus. Unigene has not authorized anyone to provide you with any information that is different from that contained in this prospectus. The information contained in this prospectus is accurate as of the date of this prospectus. You should not assume that there has been no changes in the affairs of Unigene since the date of this prospectus or that the information in this prospectus is correct as of any time after the date of this prospectus, regardless of the time that this prospectus is delivered or any sale of the common stock offered by this prospectus is made. This prospectus is not an offer to sell or a solicitation of an offer to buy the shares covered by this prospectus in any jurisdiction where the offer or solicitation is unlawful. In this prospectus, "Unigene," "we," "us" and "our" refer to Unigene Laboratories, Inc.

                                 ---------------

           "Unigene," the Unigene logo, "Forcaltonin," and "Fortical" are registered trademarks of Unigene Laboratories, Inc.

                               Prospectus Summary

    The following summary highlights information contained elsewhere in this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus carefully, especially the discussion regarding the risks of investing in Unigene common stock under the heading "Risk Factors," before investing in Unigene common stock.

Business

    Unigene is a biopharmaceutical company engaged in the research, production and delivery of valuable therapeutic peptide hormones. We have a patented manufacturing technology for producing many peptides cost-effectively. We also have a patented drug delivery technology that has been shown to deliver orally therapeutic levels of Calcitonin, an amidated peptide, into the bloodstream. Our primary focus has been on the development of Calcitonin products for the treatment of osteoporosis and other indications. We have the facilities and the technology for manufacturing pharmaceutical grade Calcitonin in accordance with current Good Manufacturing Practices ("cGMP") and have an injectable Calcitonin product that is approved for sale in the European Union. We are continuing, directly and through a licensee, the preclinical and clinical testing of oral and nasal Calcitonin formulations.

o Injectable Calcitonin. Our injectable Calcitonin product, which has the trade name FORCALTONIN TM, has been approved for the treatment of Paget's disease and hypercalcemia in the 15 member states of the European Union. Sales to date have been minimal. We have been notified by Switzerland that it intends to approve our injectable Calcitonin product for the treatment of osteoporosis, Paget's disease and hypercalcemia. We have licensing and distribution agreements in place for this product covering the United Kingdom, Ireland, China and Israel. We are seeking to enter into additional agreements with other parties for the marketing and distribution of this product in other territories.

o Nasal Calcitonin. In January 2000, we filed an Investigational New Drug Application with the FDA for our nasal Calcitonin product as a treatment for osteoporosis and began clinical testing in the United States in February 2000. A clinical study demonstrating equivalent bio -availability between our formulation and that of an existing nasal Calcitonin product was successfully completed in December 2000. A second clinical study is underway and expected to conclude in early 2001. We are seeking to license our nasal Calcitonin formulation in the U.S. and other countries for the treatment of osteoporosis.

o Oral Calcitonin. In July 1997, we entered into an agreement under which we granted to the Parke-Davis division of Warner-Lambert Company (which merged with Pfizer in June 2000), a worldwide license to make, use and sell our oral Calcitonin technology. Upon signing the agreement, we received $6.0 million in payments from Warner-Lambert, consisting of a $3.0 million licensing fee and a $3.0 million equity investment by Warner-Lambert. Under the terms of the license agreement, we are eligible to receive up to $48.5 million in milestone payments during the course of the development program if specified milestones are achieved. Through September 30, 2000, we have recognized an aggregate of $16.5 million in revenue due to the achievement of specified milestones, including $2.0 million in 2000. If a product is successfully commercialized, we will also receive revenue from the sale of raw material to Pfizer and royalties on product sales by Pfizer and its affiliates. In December 1999, Warner Lambert filed an Investigational New Drug application with the FDA for the conduct of clinical trials in the United States of our oral Calcitonin product. A Phase I/II study, commenced in April 2000, is currently underway with a targeted completion near the end of 2000.

    Our business strategy is to develop proprietary products and processes with applications in human health care to generate revenues from license fees, royalties on third-party sales and direct sales of bulk or finished products. Generally, we fund our internal research activities and intend to rely on licensees, which are likely to be established pharmaceutical companies, to provide development funding. We also generally expect to rely on these licensees to take responsibility for obtaining appropriate regulatory approvals, clinical testing, and marketing of products derived from our research activities. However, we may, in some cases, retain the responsibility for clinical testing and for obtaining the required regulatory approvals for a particular product.

Corporate Information

    Unigene was incorporated under the laws of the State of Delaware in 1980. Our executive offices are located at 110 Little Falls, Fairfield, New Jersey 07004, and our telephone number at this location is (973) 882-0860. The address of our web site is www.unigene.com. Information on our web site is not part of this prospectus.

Unigene Common Stock

    Unigene common stock trades on the OTC Bulletin Board under the symbol "UGNE." On December 20, 2000, the last sale price of Unigene common stock on the OTC Bulletin Board was $1.34 per share.

The Offering

    The stockholders identified in this prospectus are offering for sale up to 1,448,352 shares of Unigene common stock. The shares being offered consist of 294,350 outstanding shares and 1,154,002 shares that may be issued to the selling stockholders upon the exercise of warrants that they currently hold. As of December 20, 2000, there were 44,425,929 shares of Unigene common stock outstanding.

                                  Risk Factors

    An investment in Unigene common stock involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in shares of Unigene common stock. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth would likely suffer. As a result, the trading price of Unigene common stock could decline, and you could lose all or part of your investment.

    Prospective investors should consider carefully these factors concerning our business before purchasing the securities offered by this prospectus. Various statements in this section constitute "forward-looking statements" under Section 27A of the Securities Act of 1933. See "Forward-Looking Statements."

We have significant historical losses and require additional financing to sustain our operations.

    We have incurred annual operating losses since our inception. As a result, at September 30, 2000, we had an accumulated deficit of $71,619,000 and a working capital deficiency of $9,670,000. The independent auditors' report for the fiscal year ended December 31, 1999, includes an expanatory paragraph stating that these factors raise substantial doubt about our ability to continue as a going concern. We currently believe that we have sufficient financial resources to fund our operations at the current level into the first quarter of 2001. Thereafter, we will need additional funds to continue operations. There is no assurance that we will be able to generate revenues that are sufficient to sustain our operations. Although we are unable to provide assurance, we expect to conclude a licensing agreement for our nasal Calcitonin product that could provide upfront and milestone payments. However, the timing of these payments is uncertain, and we may need to rely on other sources for financing to sustain our operations. One potential source of financing is the transaction that Unigene has entered into with Fusion. See "Recent Developments". However, sales of Unigene common stock to Fusion cannot begin until a registration statement registering the shares for resale by Fusion is declared effective by the SEC. Unigene cannot predict with certainty if or when this will occur. The transaction with Fusion could provide Unigene with sufficient funding to sustain its operations for up to two years, beginning in the first quarter of 2001. We believe that satisfying our long-term capital requirements will require the successful commercialization of one of our peptide products. There is no assurance that any of our products will be commercially successful.

We may not be successful in our efforts to develop products that will produce revenues that are sufficient to sustain our operations.

    One of our products has been approved for commercial sale in Europe. None of our products have been approved for sale in the U.S. The commercial manufacture and sale of pharmaceutical products in the U.S. is subject to the approval of the U. S. Food and Drug Administration ("FDA"). Similar regulatory approvals are required for the sale of pharmaceutical products outside of the United States. There is no assurance of the success of the clinical testing necessary to commercialize our products or of the adequacy of the clinical results needed to support regulatory submissions. Furthermore, there is no assurance that our products will be deemed safe and effective or that they will be approved by the appropriate regulatory authorities. Even if these products are approved, there is no assurance that they can be manufactured in commercial quantities at reasonable costs or that they can be successfully marketed. Because of our limited clinical, manufacturing and regulatory experience and the lack of a marketing organization, we are likely to rely on licensees or other parties to perform one or more tasks for the commercialization of pharmaceutical-grade products.

    Unigene believes that expanded consumer acceptance of Calcitonin pharmaceutical products depends on the development of a consumer-accepted delivery system. A major pharmaceutical company received FDA approval in 1995 for the marketing of a nasal spray delivery system for Calcitonin, which has enlarged the U.S. market for Calcitonin. We are currently conducting human clinical trials in conjunction with Pfizer to evaluate an oral delivery system for Calcitonin. There is no assurance that this oral delivery system will prove successful in clinical trials or that we will receive the FDA and foreign governmental approvals that are necessary to market this delivery system. There also is no assurance that other companies will not develop oral or other delivery systems to compete with or surpass any oral delivery system that we develop. Synthetic salmon Calcitonin products and non-Calcitonin products are currently marketed for osteoporosis treatment and other products under development will compete with our Calcitonin products.

Our production facility may not be approved by various regulatory agencies and may need to be upgraded or expanded to manufacture product in commercial quantities.

    We constructed and are operating a facility intended to produce pharmaceutical-grade Calcitonin and other peptide hormones. We are the lessee of this facility under a 10-year lease that began in February 1994. We have two 10-year renewal options and an option to purchase the facility. This facility has been approved by European regulatory authorities for the manufacture of Calcitonin for human pharmaceutical use, but has not yet been inspected by the FDA. The facility is producing Calcitonin according to cGMP regulations, but there is no assurance that the facility will continue to maintain its approvals or that it will be approved by regulatory authorities that have not yet inspected it. Furthermore, there is no assurance that the facility will achieve targeted production goals, that production will be profitable, that others will not develop superior processes and products, or prevent us from commercial use of this facility, that there will be a market for products produced by the facility, or that we will have sufficient funds to operate this facility. In addition, the successful commercialization of an oral Calcitonin product will require us to make additional expenditures to expand or upgrade our manufacturing operations to satisfy our supply obligations under the Pfizer license agreement. Currently, we cannot determine the cost or timing of these capital expenditures.

We are dependent on partners for the commercial development of our products.

    We expect to continue to depend on large pharmaceutical companies for revenues from sales of products, research sponsorship and distribution of our products. We have granted Pfizer a worldwide license to make, use and sell our oral Calcitonin products. Under this agreement we are entitled to receive milestone payments at various stages in the development process and royalties on sales if the product is successfully commercialized. However, there is no assurance as to whether or when the milestones will be achieved in the development of the product that would entitle Unigene to further milestone payments or that Pfizer will be successful in the commercial development of a product.

    In June 2000, we entered into a joint venture with the Shijiazhuang Pharmaceutical Group ("SPG"), a pharmaceutical company in the People's Republic of China. The joint venture, of which we own a 45% interest, will manufacture and distribute injectable and nasal Calcitonin products in China (and possibly other Asian markets) for the treatment of osteoporosis. However, there is no assurance that this joint venture will generate meaningful revenues or profits for Unigene. We also have entered into distribution agreements for our injectable formulation of Calcitonin in the United Kingdom, Ireland and Israel. To date, these distribution agreements have not produced material revenues.

    We intend to pursue additional opportunities to license, or enter into distribution arrangements for, our technologies for injectable and nasal formulations of Calcitonin. However, there is no assurance that we will be successful in our efforts to enter into agreements or that the terms of those agreements will be favorable.

Our operations are subject to extensive government regulations. Compliance with government regulations can involve significant costs and delays, and the failure to comply with government regulations could prevent or delay the commercialization of our products.

    Laboratory research, development and production activities conducted by us, as well as those of our collaborators and licensees, and our production facility are subject to significant regulation by federal, state, local and foreign governmental authorities. In addition to obtaining FDA approval and other regulatory approvals of our products, we must obtain approvals for our manufacturing facility to produce Calcitonin and other peptides for human use. The regulatory approval process for a pharmaceutical product requires substantial resources and may take many years. There is no assurance that we will obtain regulatory approval for the production facility or for any of our products or that approvals will be obtained in a timely fashion. The inability to obtain approvals or delays in obtaining approvals would adversely affect our ability to continue our development program, to manufacture and sell our products, and to receive revenue from milestone payments, product sales or royalties. Furthermore, we cannot predict the severity of any adverse governmental regulation that might result from future legislative and administrative action.

    Our production facility may be audited by the FDA or other regulatory agencies at any time to ensure compliance with cGMP guidelines. These guidelines require that the production operation be conducted in strict compliance with our written protocols for reagent qualification, process execution, data recording, instrument calibration and quality monitoring. The agencies can suspend production operations and product sales if they find significant or repeated deviations from the protocols. A suspension could have a material adverse impact on our operations.

We compete against large pharmaceutical companies and others; our competitors may develop superior products or may commercialize competing products more quickly.

    Unigene is engaged in a rapidly evolving and highly competitive field. To date, Unigene has concentrated its commercial efforts on one compound -- Calcitonin -- for treating osteoporosis and other indications. Like the market for any pharmaceutical product, the market for treating osteoporosis and these other indications has the potential for rapid, unpredictable and significant technological change. Competition is intense from specialized biotechnology companies, major pharmaceutical and chemical companies and universities and research institutions. Most of our competitors have substantially greater financial resources, research and development staffs and facilities, and regulatory experience than we do. Major competitors in the field of osteoporosis treatment include Novartis, American Home Products, Merck, Eli Lilly, and Procter and Gamble. There is no assurance that others will not develop superior or less costly processes or products that could render our technology or products noncompetitive or obsolete.

Our success is dependent upon our ability to obtain and defend patents, maintain trade secrets and operate without infringing on the intellectual property rights of others.

    We filed applications for U.S. patents relating to proprietary peptide manufacturing and drug delivery technologies that we have invented in the course of our research. To date, six U.S. patents have issued and other applications are pending. We have also made patent application filings in selected foreign countries and numerous foreign patents have issued. There is no assurance that any of our pending applications will issue as patents or that our issued patents will provide us with significant competitive advantages. Furthermore, there can be no assurance that competitors will not independently develop or obtain similar or superior technologies. Although we believe our patents and patent applications are valid, the invalidation of our key patents or the failure of our pending applications to issue as patents could have a material adverse effect upon our business. There generally are greater difficulties in detecting and proving infringement with process patents than with product patents. In addition, a process patent's value is diminished if the product that can be produced using the process has been patented by others. Under these circumstances, we would require the cooperation of, and likely be required to share royalties with, the patent holder or its sublicensees in order to commercialize the product.

     We also rely on trade secrets to protect our inventions. Our policy is to include confidentiality obligations in all research contracts, joint development agreements and consulting relationships that provide access to our trade secrets and other know-how. However, there can be no assurance that these secrecy obligations will not be breached to our detriment. If licensees, consultants or other third parties use technological information independently developed by them or by others in the development of our products, disputes may arise from the use of this information and as to the proprietary rights to products developed using this information. These disputes may not be resolved in our favor.

 Our technology or products could give rise to product liability claims.

    Our business exposes us to the risk of product liability claims that are inherent in the clinical testing, manufacturing and commercial use of pharmaceutical products. There is no assurance that we would have sufficient resources to defend against or satisfy these claims. Although we have product liability insurance coverage, product liability or other judgments against us, as well as the cost of defending such claims in excess of insurance limits, could have a material adverse effect upon our business and financial condition.

Risks associated with foreign agencies' currencies and political systems may interfere with our potential international business.

    Our potential major customers, partners and licensees include foreign companies or companies with significant international business. The business operations of these companies and their ability to pay license fees, royalties and other amounts due and to perform their obligations to us under agreements with us may be subject to regulation or approval by foreign governments. There is no assurance that required approvals will be received. The failure to receive required approvals, the effects of governmental regulations and other risks, including political and foreign currency risks, could affect our ability to earn or receive payments under the agreements and may have a material adverse effect on our future operations.

The loss of our key executives could have a negative effect on our business.

    Dr. Warren Levy and Dr. Ronald Levy have been the principal executive officers since our inception. We rely on them for their leadership and business direction. Each of them has entered into an agreement with us providing that he shall not engage in any other employment or business for the period of his employment with us. The loss of the services of either of these individuals could have a material adverse effect on our business.

If we are unable to retain or replace our key personnel, our business and prospects for growth could suffer.

    Our ability to obtain required governmental approvals, to produce our products, to enter into new license agreements, to obtain research contracts and to develop new technologies will depend in part on our ability to attract and to retain highly qualified scientific personnel. Competition for qualified personnel is intense. There can be no assurance that we will be able to attract and to retain the necessary personnel.

The outcome of our arbitration proceeding with The Tail Wind Fund is uncertain.

    In July 2000, the Tail Wind Fund, Ltd., the holder of $2,000,000 in principal amount of our 5% convertible debentures filed with the American Arbitration Association a demand for arbitration of its claim that it was owed, as of June 30, 2000, approximately $3,4000,000, consisting of principal, interest and penalties, resulting from our default under various provisions of the debentures and related agreements. See "Business -- Litigation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources and Liquidity." We have denied the amount of Tail Wind's claim and have made certain counterclaims. The outcome of the arbitration proceeding, currently scheduled for March 2001, is uncertain. An extremely unfavorable ruling could have a material adverse effect on Unigene.

The market price of Unigene common stock may be highly volatile.

    The market price of Unigene common stock has been and continues to be highly volatile. Factors, including announcements of technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial liquidity, litigation, resolution of the arbitration involving our outstanding convertible debentures, proposed government regulations, developments or disputes relating to agreements, patents or proprietary rights, and public concern over the safety of activities or products may have a significant impact on the market price of our stock. In addition, potential dilutive effects of future sales of shares of common stock by stockholders and by the Company, including the December 18, 2000 agreement with Fusion and by the exercise and subsequent sale of common stock by the holders of warrants and options could have an adverse effect on the prices of our securities.

We do not anticipate paying cash dividends on the Unigene common stock. Accordingly, an investment in Unigene common stock may not be appropriate for investors who are seeking current income from dividends.

         We have not paid any cash dividends on the Unigene common stock since our inception and we do not anticipate paying cash dividends in the foreseeable future. Rather, we intend to retain any cash flow we generate for investment in our business. An investment in Unigene common stock is not likely to generate income from dividends in the foreseeable future and, accordingly, Unigene common stock may not be suitable for investors who are seeking current income from dividends.

Delaware law includes a provision that could discourage a change of control of Unigene even when a change of control might prove beneficial to Unigene stockholders.

         Delaware law contains provisions that may discourage attempts to acquire Unigene, which in turn may deprive our stockholders of the opportunity to sell their securities at above-market prices. Unigene is subject to the General Corporation Law of the State of Delaware, including Section 203, an anti-takeover law enacted in 1988. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with a party who is an "interested stockholder" for a period of three years after the time of the transaction in which the party became an interested stockholder, unless at least one of the following conditions is met:

   o prior to the time the party became an interested stockholder, the board of directors approved the business combination or the transaction which resulted in the party becoming an interested stockholder;

   o upon becoming an interested stockholder, the party owns at least 85% of the Delaware corporation's "voting securities"; or

   o subsequent to the party becoming an interested stockholder, the business combination is approved by both the Delaware corporation's board of directors and its stockholders.

         A "business combination" is generally defined to include mergers, asset sales and various other transactions. An "interested stockholder" is generally defined as a person who, through affiliates or associates, owns 15% or more of a corporation's voting stock, or did own, within the prior three years, 15% or more of a corporation's voting stock. Although Section 203 permits Unigene to elect not to be governed by its provisions, Unigene has not made this election.

The Unigene common stock is classified as a "penny stock" under SEC rules that may make it more difficult for Unigene stockholders to resell their Unigene common stock.

    The Unigene common stock is traded on the OTC Bulletin Board. As a result, the holders of Unigene common stock may find it more difficult to obtain accurate quotations concerning the market value of the stock. Stockholders also may experience greater difficulties in attempting to sell the stock than if it was listed on a stock exchange or quoted on the Nasdaq National Market or the Nasdaq Small-Cap Market. Because Unigene common stock is not traded on a stock exchange or on the Nasdaq National Market or the Nasdaq Small-Cap Market, and the market price of the common stock is less than $5.00 per share, the common stock is classified as a "penny stock." SEC Rule 15g-9 under the Exchange Act imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an "established customer" or an "accredited investor." This includes the requirement that a broker-dealer must make a determination that investments in penny stocks are suitable for the customer and must make special disclosures to the customer concerning the risks of penny stocks. Application of the penny stock rules to the Unigene common stock could adversely affect the market liquidity of the shares, which in turn may affect the ability of holders of the Unigene common stock to resell the stock.

                           Forward-Looking Statements

    Various statements made in this prospectus under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial
Condition and Results of Operations," "Business" and elsewhere in this prospectus are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or activities of our business, or industry results, to be materially different from any future results, performance or activities expressed or implied by the forward-looking statements. These factors include: general economic and business conditions, our financial condition, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies, the uncertainty of results of preclinical and clinical testing, the risk of product liability and liability for human clinical trials, our dependence on patents and other proprietary rights, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, the failure to obtain regulatory approvals for our products and other factors discussed in this prospectus.


                               Recent Developments

    On December 18, 2000, Unigene entered into a Common Stock Purchase Agreement with Fusion Capital Fund II, LLC, under which Fusion has agreed, subject to the exceptions described below, to purchase up to $21,000,000 in shares of Unigene common stock (the "Available Amount") over a period of 24 months at the rate of $875,000 per month. The purchase price of the shares of Unigene common stock will be equal to the lesser of:

    o   $15.00 per share;

    o the lowest sale price of the Unigene common stock on the date of purchase; or

    o the average of the closing sale prices of the Unigene common stock on any five days within the 15 trading days immediately preceding the date of purchase that are selected by Fusion.

The number of shares of Unigene common stock purchased during any 30-day purchase period will be equal to $875,000, divided by the sum of the purchase prices of the shares.

         In the event that the closing sale price of the Unigene common stock is $4.00 or more on each of the five consecutive trading days immediately prior to the first trading day of any 30-day purchase period, Unigene has the right to require Fusion to purchase all or any portion of the balance of the Available Amount not previously purchased by Fusion within a period of 60 days. In the event that the closing sale price of the Unigene common stock is below $15.00 per share for three consecutive trading days, Unigene has the right to suspend purchases by Fusion.

         The Board of Directors of Unigene has authorized for sale to Fusion up to six million shares of Unigene common stock. The sale to Fusion of additional shares of Unigene common stock may require approval by Unigene stockholders of an amendment to Unigene's Certificate of Incorporation increasing Unigene's authorized shares of common stock.

         Fusion's obligation to purchase shares will commence after a registration statement registering the shares for resale by Fusion is declared effective by the Securities and Exchange Commission. Although the timing of effectiveness cannot be predicted with certainty, Unigene currently anticipates that sales of shares to Fusion will begin during February 2001.

    As compensation to Fusion for its obligation to purchase up to the $21,000,000 in shares of Unigene common stock, Unigene initially has issued to Fusion 1,331,009 shares of Unigene common stock, based upon the market value at the signing of the agreement. If the market price of the Unigene common stock decreases below that level prior to the commencement of sales to Fusion, Unigene will be obligated to issue additional shares to Fusion. Fusion has agreed that it will not sell any of these shares until the financing is completed or otherwise terminates.


                                 Use of Proceeds

    The selling stockholders will receive the proceeds from the sale of the Unigene common stock offered by this prospectus.

                           Price Range of Common Stock

    The Unigene common stock has been quoted on the OTC Bulletin Board under the symbol UGNE since October 1999, when it was delisted from the Nasdaq National Market. The following table presents, for the periods indicated, the high and low sales prices per share of the Unigene common stock as reported on the Nasdaq National Market from January 1, 1998 to October 4, 1999, and on the OTC Bulletin Board from October 5, 1999 through the date of this prospectus.

Fiscal Year Ended December 31, 1998                  High             Low
                                                     ----             ---
First Quarter                                        $3.59            $2.47
Second Quarter                                       $3.06            $1.81
Third Quarter                                        $2.13            $0.94
Fourth Quarter                                       $1.88            $1.13

Fiscal Year Ended December 31, 1999                  High             Low
                                                     ----             ---
First Quarter                                        $1.47            $0.94
Second Quarter                                       $1.13            $0.63
Third Quarter                                        $1.06            $0.63
Fourth Quarter                                       $0.84            $0.23

Fiscal Year Ended December 31, 2000                  High             Low
                                                     ----             ---
First Quarter                                        $5.38            $0.54
Second Quarter                                       $3.66            $1.44
Third Quarter                                        $3.03            $2.00
Fourth Quarter (through December 20, 2000)           $3.00            $1.12


On December 20, 2000, the last reported sale price of the Unigene common stock on the OTC Bulletin Board was $1.34. As of December 20, 2000, there were 487 holders of record of the Unigene common stock.

                                 Dividend Policy

    Unigene has never paid a cash dividend on the Unigene common stock, and we do not anticipate paying cash dividends in the foreseeable future. Instead, we currently plan to retain all earnings, if any, for use in the operation of our business and to fund future growth.

                             Selected Financial Data

     The selected financial data as of December 31, 1998 and 1999, and for the years ended December 31, 1997, 1998 and 1999, that is set forth below have been derived from Unigene's financial statements included in this prospectus, which have been audited by KPMG LLP, independent certified public accountants. The report of KPMG LLP covering these financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations and working capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty. The selected financial data below as of December 31, 1995, 1996 and 1997, and for the years ended December 31, 1995 and 1996 have been derived from our audited financial statements that are not included in this prospectus. The selected financial data below as of and for the nine months ended September 30, 1999 and 2000, have been derived from our unaudited financial statements, included in this prospectus which, in our opinion, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations. Historical results are not necessarily indicative of results to be expected for any future period. You should read the data below together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included in this prospectus.

 STATEMENT OF OPERATIONS DATA
 (In thousands, except per share data)


                                                                                                          Nine Months Ended
                                                           Year Ended December 31,                         September 30,
                                           -----------------------------------------------------     -------------------------
                                              1995        1996        1997       1998       1999            1999         2000
                                              ----        ----        ----       ----       ----            ----         ----
 Revenue:                                                                                            (Unaudited)  (Unaudited)
   Licensing & other revenue               $     8     $   308     $ 3,003    $ 5,050    $ 9,589          $9,528       $2,361

 Costs and expenses:
   Research & development expenses           6,876       8,298       9,416      9,042      9,375           7,262        7,836
   General and administrative                2,158       2,115       2,016      2,068      2,212           1,654        2,418
   Income (loss) before                     (9,435)    (10,597)    (10,128)    (6,737)    (1,577)            151       (8,711)
 extraordinary item
   Extraordinary item                          --          --          --       (144)         --              --           --


 Net income (loss)                          (9,435)    (10,597)    (10,128)    (6,881)    (1,577)            151       (8,711)

 Basic and diluted income (loss)
   per share:
   Income (loss) before
   extraordinary item
                                              (.44)       (.38)       (.27)      (.17)      (.04)             --         (.20)
 Extraordinary item                             --          --          --       (.01)        --              --           --

 Net income (loss)                            (.44)       (.38)       (.27)      (.18)      (.04)             --         (.20)
 Weighted average number of shares
 outstanding                                21,658      27,943      37,397     38,701     40,719          40,285       43,869


          BALANCE SHEET DATA
          (In thousands)                                       December 31,                              September 30,
                                              -----------------------------------------------      ------------------------
                                              1995        1996     1997       1998       1999            1999          2000
                                              ----        ----     ----       ----       ----            ----          ----
                                                                                                   (Unaudited)     (Unaudited)
 Cash and cash equivalents                     259       4,491       2,126        403        683             668           49
 Working capital (deficiency)               (4,061)      2,954         310    (1,805)    (2,759)          (1,091)      (9,670)
 Total assets                               13,332      17,169      13,692     11,564     13,778          14,211       11,452
 Long-term debt                              3,955       2,788       1,608      3,931      1,003           3,987          823
 Total liabilities                           8,709       5,309       4,258      7,344      9,049           8,517       13,339
 Total stockholders' equity
 (deficit)                                   4,623      11,860       9,433      4,220      4,729           5,694      (1,887)

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    The following discussion should be read in conjunction with our financial statements and the notes appearing elsewhere in this prospectus. The following discussion contains forward-looking statements. Our actual results may differ materially from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include those discussed in "Risk Factors" and elsewhere in this prospectus.

Nine months and three months ended September 30, 1999 and 2000

    Revenue. Revenue for the three-month period ended September 30, 2000 decreased 81% to $1,359,000 from $7,001,000 for the three-month period ended September 30, 1999. Revenue for the first nine months of 2000 decreased 75% to $2,361,000 from $9,528,000 for the first nine months of 1999. In both years the revenue consists primarily of revenue from Pfizer, resulting from the achievement of milestones in the development of an oral Calcitonin product for treating osteoporosis. Yearly revenue is affected by the timing of the completion of the various milestones.

    Research and Development Expenses. Research and development, Unigene's largest expense, increased 10% to $2,905,000 from $2,652,000 for the three months ended September 30, 2000, and increased 8% to $7,836,000 from $7,262,000 for the nine months ended September 30, 2000, as compared to the same periods in 1999. The increases for both periods were primarily attributable to expenses related to Unigene's ongoing clinical trials for its nasal Calcitonin product, partially offset by a reduction in consulting fees related to the Pfizer collaboration. Expenses for the three months ended September 30, 2000 also include additional expenditures related to an increase in Calcitonin production.

    General and Administrative Expenses. General and administrative expenses increased 43% to $801,000 from $562,000 for the three months ended September 30, 2000, and increased 46% to $2,418,000 from $1,654,000 for the nine months ended September 30, 2000, as compared to the same periods in 1999. The increases for the three month and nine month periods ended September 30, 2000 were primarily due to the recognition of non-cash expenses of $220,000 due to the issuance of warrants to a consultant and due to stock option compensation of $205,000 for the three months ended September 30, 2000 and $273,000 for the nine months ended September 30, 2000. The nine month period ended September 30, 2000 also includes the recognition of a $350,000 expense in June 2000 to terminate Unigene's former joint venture in China.

    Interest Income. Interest income decreased $9,000 and increased $12,000 for the three months and nine months ended September 30, 2000, respectively, as compared to the same periods in 1999, due to the amount of funds available for investment in 2000.

    Interest Expense. Interest expense increased $204,000 or 189% for the three months ended September 30, 2000 to $312,000 from $108,000 for the three months ended September 30, 1999. Interest expense increased $370,000 or 76% for the nine months ended September 30, 2000 to $860,000 from $490,000 for the nine months ended September 30, 1999. Interest expense for the nine month period ended September 30, 1999 includes the amortization of the value of the beneficial conversion feature and related warrants of Unigene's 5% Convertible Debentures (the "5% Debentures") in the amount of $197,000. Excluding the effect of the amortization charged to interest, interest expense increased in the three month and nine month periods ended September 30, 2000, as compared to the comparable periods in 1999, primarily due to an increase in the annual interest rate on the $2,000,000 in outstanding principal amount of the 5% Debentures to 20% resulting from the failure of Unigene to make a semi-annual interest payment that was due in January 2000. In addition, since October 1999, Unigene has been accruing additional interest expense monthly in an amount equal to 2% of the outstanding principal amount of the 5% Debentures as a result of the removal of the Unigene common stock from trading on the Nasdaq Stock Market in October 1999. The expenses incurred in connection with the 5% Debentures were partially offset by a 50% decrease in the principal balance outstanding as a result of conversions to Unigene common stock.

    Net Loss. Due to a $5.7 million decrease in revenue from Pfizer in the three month period ended September 30, 2000, in addition to increased operating expenses and interest expense, net loss increased $6,347,000 from the profit of $3,693,000 for the corresponding period in 1999. Due to a $7.2 million decrease in revenue from Pfizer in the nine-month period ended September 30, 2000, in addition to increases in operating expenses and interest expense, net loss increased $8,862,000 from the profit of $151,000 for the corresponding period in 1999.

    Income Taxes. As of December 31, 1999, Unigene had available for federal income tax reporting purposes net operating loss carryforwards of approximately $58,200,000, expiring from 2000 through 2019, which are available to reduce future earnings which would otherwise be subject to federal income taxes. For the nine months ended September 30, 2000, Unigene accumulated additional operating loss carryforwards of approximately $8,700,000. In addition, as of December 31, 1999, Unigene has federal investment tax credits and research and development credits in the amounts of $14,000 and $2,376,000, respectively, which are available to reduce the amount of future federal income taxes. These credits expire from 2000 through 2019. As of December 31, 1999, Unigene had New Jersey operating loss carryforwards in the approximate amount of $26,500,000, expiring from 2003 through 2006, which are available to reduce future earnings subject to state income tax. Approximately $25,000,000 of these New Jersey loss carryforwards has been approved for future sale pursuant to a program of the New Jersey Economic Development Authority (the "NJEDA"). In order to realize these benefits, Unigene must apply to the NJEDA each year and must meet various requirements for continuing eligibility. In addition, the program must continue to be funded by the State of New Jersey.

Unigene follows Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". Given Unigene's past history of incurring operating losses, any deferred tax assets that are recognizable under SFAS 109 have been fully reserved. As of December 31, 1999, under SFAS 109, Unigene had deferred tax assets of approximately $26,000,000, subject to a valuation allowance of $26,000,000. The deferred tax assets are primarily a result of Unigene's net operating losses and tax credits generated. For the nine-month period ended September 30, 2000, Unigene's deferred tax assets and valuation allowances each increased by approximately $3,500,000.

Years ended December 31, 1997, 1998 and 1999

     Revenue. Revenue increased 90% to $9,589,000 for the year ended December 31, 1999 as compared to $5,050,000 for the year ended December 31, 1998. Revenue increased 68% to $5,050,000 for the year ended December 31, 1998 as compared to $3,003,000 for the year ended December 31, 1997. Revenue consists primarily of milestone revenue from Warner-Lambert as the result of the achievement of milestones in the development of an oral Calcitonin product for treating osteoporosis. Revenue in each year is affected by the timing of the completion of the various milestones.

    Research and Development Expenses. Research and development, our largest expense, increased 4% in 1999 to $9,375,000 from $9,042,000 in 1998, after decreasing 4% in 1998 from $9,416,000 in 1997. The 1999 increase was primarily attributable to development expenses related to our nasal Calcitonin product, consulting and analytical testing expenses related to our European Type II variation for our injectable Calcitonin product, and consulting fees related to our collaboration with Warner-Lambert partially offset by a reduction in production supplies. The 1998 decrease was primarily due to reduced regulatory filing fees and regulatory consultant expenses as compared to 1997, as well as to the reimbursement in 1998 of certain research expenses by Warner-Lambert. In addition, 1998 expenditures were reduced for both production and laboratory supplies, partially offset by increased personnel expenditures. Expenditures for the sponsorship of collaborative research programs were $250,000 in 1999, $280,000 in 1998 and $465,000 in 1997, which are included as research and development expenses.

    Cost of Settlement. Settlement of contractual right expense was $1,669,000 in 1997. In February 1997, we issued an aggregate of 490,000 shares of Unigene common stock to the holders of our 9.5% senior secured convertible debentures. This issuance was in consideration for the cancellation of our obligation to pay to the holders a fee equal to 2% of the sum of the market value as of December 31, 1998 of all of the outstanding shares of Unigene common stock plus the principal amount of all of our outstanding debt, less our cash on deposit, up to a maximum fee of $3,000,000. The expense associated with this transaction was valued at $1,669,000, based on a closing price of the Unigene common stock of $3.40625 on February 7, 1997.

    General and administrative expenses. General and administrative expenses increased 7% in 1999 to $2,212,000 from $2,068,000 in 1998, after increasing 3% in 1998 from $2,016,000 in 1997. The 1999 increase was primarily due to increased personnel costs and professional fees partially offset by reductions in public relations and travel expenses. The 1998 increase was primarily due to increased costs in 1998 for employee health insurance and public relations, partially offset by reduced legal fees due to the non-recurrence of legal fees incurred in 1997 related to the Warner-Lambert (now Pfizer) license agreement.

    Interest Income. Interest income decreased $70,000 or 65% in 1999 from 1998, after decreasing $96,000 or 47% in 1998 from 1997. The decreases were due to lower interest income resulting from reduced funds available for investment.

    Interest Expense. Interest expense increased $386,000 or 49% in 1999 to $1,171,000 from $785,000 in 1998. Interest expense increased $551,000 or 235% in
1998 from $234,000 in 1997. Included in 1999 and 1998 interest expense are $197,000 and $490,000, respectively, of the amortization of the value of the beneficial conversion feature and related warrants of our 5% convertible debentures. Excluding the change in the amortization charged to interest, interest expense increased in 1999 as compared to 1998 as a result of an increase in notes payable to stockholders, the redemption premium resulting from our exceeding the share limit on the 5% debentures, and the 2% delisting penalty on the 5% debentures. This was partially offset by a decrease in the balance outstanding under our 5% debentures as a result of partial conversions to Unigene common stock.

    Income Tax Benefit. Income tax benefit in 1999 of $1,553,000 consisted of proceeds received for the sale of a portion of our state tax net operating loss carryforwards under a NJEDA program. This program allows various New Jersey taxpayers to sell their state tax benefits to third parties. The purpose of the New Jersey program is to provide financial assistance to high-tech and biotechnology companies in order to facilitate future growth and job creation.

    Extraordinary Item. Extraordinary item, loss on early extinguishment of debt, was $144,000 for 1998. The loss was due to redemption at a premium of a portion of our 10% convertible debentures in September 1998.

    Net Income (Loss). During 1999, revenue increased $4,540,000 from 1998 due to the achievement of various milestones in the Pfizer agreement. In addition, we received $1,553,000 from the partial sale of our state tax benefits. These revenues were partially offset by an increase in operating and interest expenses. As a result, the net loss decreased $5,304,000 or 77% for the year ended December 31, 1999 from the prior year. During 1998, revenue increased more than $2,000,000 from 1997 due to the achievement of various milestones in the Pfizer agreement. In addition, in 1998 total operating expenses decreased almost $2,000,000 from 1997, primarily due to the one-time settlement of a contractual right expense in 1997. These were partially offset by a decline in interest income, an increase in interest expense and loss on early extinguishment of debt. As a result, the net loss decreased $3,247,000 or 32% for the year ended December 31, 1998 from the prior year.

Liquidity and Capital Resources

    Unigene maintains its peptide production facility on leased premises in Boonton, New Jersey. The facility began production under current Good Manufacturing Practice guidelines in 1996. The current lease expires in 2004. Unigene has two consecutive ten-year renewal options under the lease, as well as an option to purchase the facility. During 2000, Unigene invested approximately $433,000 in fixed assets and leasehold improvements. The majority of these expenditures were to increase Unigene's analytical testing capabilities. There currently are no material commitments outstanding for capital expenditures relating to either the Boonton facility or our office and laboratory facility in Fairfield, New Jersey.

    At September 30, 2000, Unigene had cash and cash equivalents of $49,000, a decrease of $634,000 from December 31, 1999.

    Unigene has incurred annual operating losses since its inception and, as a result, at September 30, 2000, had an accumulated deficit of approximately $71,619,000 and a working capital deficiency of approximately $9,670,000. The independent auditors' report covering Unigene's 1999 financial statements includes an explanatory paragraph stating that these factors raise substantial doubt about our ability to continue as a going concern. However, the financial statements have been prepared on a going concern basis and as such do not include any adjustments that might result from the outcome of this uncertainty. In October 1999, the Unigene common stock was delisted by the Nasdaq Stock Market. The delisting of the common stock may have an adverse effect on our ability to raise capital.

    Unigene's future ability to generate cash from operations will depend primarily upon signing research or licensing agreements, achieving defined benchmarks in such agreements that entitle Unigene to receive milestone payments, receiving regulatory approval for its licensed products, and the commercial sale of these products.

    In July 1997, Unigene entered into an agreement under which it granted to Warner-Lambert Company a worldwide license to use our oral Calcitonin technology. In June 2000, Warner-Lambert was acquired by Pfizer Inc. Through September 30, 2000, Unigene had received $3 million for an equity investment, $3 million for a licensing fee and recognized an aggregate of $16.5 million in milestone revenue under the agreement, including a $1 million payment received in October 2000 for a milestone achieved in September 2000. Unigene is eligible to receive up to an additional $32 million in milestone revenue during the course of the development program. Early-stage milestones primarily relate to the product's performance characteristics, while the latter-stage milestones are primarily related to regulatory activities and approvals. If the product is successfully commercialized, we also would receive revenue from royalties on product sales by Pfizer and its affiliates and from the sale of raw material to Pfizer. Unigene has retained the right to license the use of its technologies for injectable and nasal formulations of Calcitonin on a worldwide basis. Unigene has licensed distributors in the United Kingdom, Ireland and in Israel for its injectable formulation. In June 2000, we entered into a joint venture agreement in China with SPG to manufacture and market our injectable and nasal formulations. See "Business -- Strategy -- China Joint Venture." We are actively seeking other licensing and/or supply agreements with pharmaceutical companies for our injectable and nasal Calcitonin products and for other pharmaceutical products that can be manufactured and/or delivered using our patented technologies. However, there is no assurance that any additional revenue-generating agreements will be signed.

    Under the terms of the joint venture with SPG, Unigene is obligated to contribute up to $405,000 in cash during the next 12 months and up to an additional $495,000 in cash within two years thereafter. However, these amounts may be reduced or offset by our share of joint venture profits. No amounts have been invested as of September 30, 2000. In addition, Unigene is obligated to pay to the Qingdao General Pharmaceutical Company an aggregate of $350,000 in 14 monthly installment payments of $25,000 in order to terminate its former joint venture in China, of which $75,000 had been paid as of September 30, 2000. The entire $350,000 obligation was recognized as an expense in the second quarter of 2000.

    In June 1998, Unigene completed a private placement of $4,000,000 in principal amount of 5% convertible debentures from which we realized net proceeds of approximately $3,750,000. The 5% debentures were convertible into shares of Unigene common stock. The interest on the debentures, at Unigene's option, was payable in shares of Unigene common stock. Upon conversion, the holder of a 5% debenture was entitled to receive warrants to purchase a number of shares of Unigene common stock equal to 4% of the number of shares issued pursuant to the conversion. However, the number of shares of Unigene common stock that we are obligated to issue, in the aggregate, upon conversion, when combined with the shares issued in payment of interest and upon the exercise of the warrants, is limited to 3,852,500 shares. After this share limit is reached, Unigene is obligated to redeem all 5% debentures tendered for conversion at a redemption price equal to 120% of the principal amount, plus accrued interest. In December 1999, Unigene was unable to convert $200,000 in principal of the 5% debentures tendered for conversion because the conversion would have exceeded the share limit. As a result, we accrued, as of December 31, 1999, an amount equal to $400,000 representing the 20% premium on the outstanding $2,000,000 in principal amount of 5% debentures that had not been converted. As of September 30, 2000, all of the $2,000,000 in principal amount of 5% debentures were tendered for conversion and therefore are classified as a current liability in the amount of $2,400,000.

    Through September 30, 2000, we issued a total of 3,703,362 shares of Unigene common stock upon conversion of $2,000,000 in principal amount of the 5% debentures and in payment of interest on the 5% debentures. Also, we issued an additional 103,032 shares of Unigene common stock upon the cashless exercise of all of the 141,123 warrants issued upon conversion of the 5% debentures.

    On January 5, 2000, Unigene failed to make the required semi-annual interest payment on the outstanding 5% debentures. As a result, the interest rate on the outstanding 5% debentures has increased to 20% per year. The semi-annual interest payment due July 5, 2000, also has not been made. As of November 30, 2000, the accrued and unpaid interest on the 5% debentures totaled approximately $433,000. In addition, due to the delisting of the Unigene common stock from the Nasdaq National Market in October 1999, Unigene became obligated under a separate agreement to pay the holder of the 5% debentures an amount equal to 2% of the outstanding principal amount of the debentures per month. Unigene has not made any of these payments to date, but has accrued the amounts as an expense. As of November 30, 2000, the accrued and unpaid amount of this penalty totaled approximately $577,000.

    The holder of the 5% debentures has commenced an arbitration proceeding in which the holder claims that it is entitled, as of June 30, 2000, to payments in respect of the 5% debentures in the amount of approximately $3,400,000. See "Business -- Litigation."

    To satisfy Unigene's short-term liquidity needs, Jay Levy, the Chairman of the Board and an officer of Unigene, and Warren Levy and Ronald Levy, directors and officers of Unigene, and another Levy family member from time to time have made loans to Unigene. During February 2000, Jay Levy loaned us $300,000. This loan was repaid in April 2000. As of December 20, 2000, the outstanding loans by these individuals to Unigene consisted of:

    o joint loans from the four individuals in the aggregate principal amount of $2,873,323, which are evidenced by demand notes bearing a floating interest rate equal to the Merrill Lynch Margin Loan Rate plus .25% (9.875% at November 30, 2000) that are classified as short-term debt.

    o loans from Jay Levy in the aggregate principal amount of $1,870,000 evidenced by term notes maturing January 2002, and bearing interest at the fixed rate of 6% per year. These loans are secured by a security interest in all of Unigene's equipment and a mortgage on Unigene's real property. The terms of the notes require Unigene to make installment payments of principal and interest beginning in October 1999 and ending in January 2002 in an aggregate amount of $72,426 per month. No installment payments have been made to date. Jay Levy has agreed to postpone temporarily current payments. He has also agreed that he will not, prior to January 1, 2001, declare all or any portion of the principal or the accrued interest on the notes immediately due and payable by reason of our failure to make, when due, any scheduled payment of principal or interest on any of the notes.

    Unigene's cash requirements to operate its research and peptide manufacturing facilities and develop its products are approximately $10 to 11 million per year. In addition to its obligations with respect to the 5% Debentures, Unigene has principal and interest obligations over the next several years under its outstanding notes payable to stockholders as well as obligations relating to its current and former joint venture in China.

    Due to the receipt of $1 million from the sale in December 2000 of a portion of our unused New Jersey net operation loss carryovers, Unigene believes that it has sufficient financial resources to sustain its operations at the current level into the first quarter of 2001. We will require additional funds to ensure continued operations beyond that time. Payment of the obligations under the 5% Debentures also may require additional financing. For near term additional funds, Unigene expects to shortly sign one or more licensing agreements including a nasal calcitonin licensing agreement currently under negotiation which could provide up-front and other payments in 2001. In addition to a possible nasal calcitonin license agreement, Unigene is actively seeking to enter into other licensing and/or supply agreements with pharmaceutical companies for its Calcitonin products and other peptide products that can be manufactured and/or delivered using its patented technologies. These agreements could provide funds to Unigene in the form of upfront payments and milestone payments. However, there is no assurance as to when or if Unigene might enter into any additional licensing or supply agreements.

    One potential source of financing is the transaction that Unigene has entered into with Fusion. See "Recent Developments." However, sales of Unigene common stock to Fusion cannot begin until a registration statement registering the shares for resale by Fusion is declared effective by the SEC. Unigene cannot predict with certainty if or when this will occur. The transaction with Fusion could provide Unigene with sufficient funding to sustain its operations for up to two years, beginning in the first quarter of 2001.

    While Unigene believes that the execution of a license agreement for our nasal Calcitonin product, the additional milestone payments under the license agreement with Pfizer, as well as purchases of Unigene common stock by Fusion (see "Recent Developments"), would satisfy our liquidity requirements over the near-term, satisfying our long-term liquidity requirements will require the successful commercialization of the product licensed to Pfizer and/or one or more of our other products. In addition, the commercialization of our oral Calcitonin product will require us to incur additional capital expenditures to expand or upgrade our manufacturing operations to satisfy all of our Calcitonin supply obligations under the Pfizer license agreement. However, neither the cost nor timing of such capital expenditures is determinable at this time.

   Unigene follows Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Given our past history of incurring operating losses, any deferred tax assets that are recognizable under SFAS No. 109 were fully reserved. As of December 31, 1999, under SFAS No. 109, we had deferred tax assets of approximately $26,000,000, subject to a valuation allowance of $26,000,000. The deferred tax assets are primarily a result of our net operating losses and tax credits generated. For the nine-month period ended September 30, 2000, our deferred tax assets and valuation allowances each increased by approximately $3,500,000.

Other

    The Unigene common stock has been delisted from the Nasdaq National Market System effective October 5, 1999, and is now trading on the OTC Bulletin Board. In order to be relisted on the Nasdaq National Market or the Nasdaq SmallCap Market, we must meet the initial listing requirements.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133, as amended, will be effective for our fiscal year beginning January 1, 2001. The adoption of SFAS No. 133 is not expected to have a material effect on our financial position or results of operations.

    In December 1999, the Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB No. 101"). SAB No. 101 summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements and specifically addresses revenue recognition in the biotechnology industry for non-refundable technology access fees and other non-refundable fees. We must adopt SAB No. 101, as amended, in the fourth quarter of 2000 with an effective date of January 1, 2000, and the recognition of a cumulative effect adjustment, if any, calculated as of January 1, 2000. Unigene is evaluating SAB No. 101 and the effect it may have on the financial statements and our current revenue recognition policy.

Market Risk

    In the normal course of business, Unigene is exposed to fluctuations in interest rates due to the use of debt as a component of the funding of its operations. We do not employ specific strategies, such as the use of derivative instruments or hedging, to manage our interest rate exposure. Since December 31, 1999, Unigene's interest rate exposure on the 5% convertible debentures has been affected by Unigene's delisting from the Nasdaq National Market and failure to make the semi-annual interest payment in January 2000.

    The information below summarizes Unigene's market risks associated with debt obligations as of September 30, 2000. The table below presents principal cash flows and related interest rates by year of maturity based on the terms of the debt.

    Under the terms of the 5% convertible debentures, no additional shares may be issued to convert the remaining principal balance. Therefore, the information presented as to the debentures is without consideration as to conversion features. Variable interest rates disclosed represent the rates at September 30, 2000.

                                                                               Year of Maturity
                                                              -----------------------------------------------------
                                Carrying       Fair
                                 Amount        Value           2000           2001         2002      2003    2004
                                --------       -----           ----           ----         ----      ----    ----
Notes payable - stockholders    $2,498,323    2,498,323       2,498,323         --           --        --      --
Variable interest rate                                            9.875%        --           --        --      --

Notes payable - stockholders    $1,870,000    1,736,000         960,606        837,328      72,066     --      --
Fixed interest rate                                                   6%             6%          6%    --      --

5% convertible debentures       $2,400,000    2,400,000        2,400,000        --           --        --      --
Fixed interest rate (1)                                              20%

---------------------
(1) As a result of Unigene's failure to make the semi-annual interest payment that was due January 5, 2000, the interest rate on the 5% convertible debentures has increased from 7% at December 31, 1999, to 20% beginning January 5, 2000.


                                    Business

Overview

    Unigene is a biopharmaceutical company engaged in the research, production and delivery of valuable therapeutic peptide hormones. We have a patented manufacturing technology for producing many peptides cost-effectively. We also have a patented drug delivery technology that has been shown to deliver orally therapeutic levels of Calcitonin, an amidated peptide, into the bloodstream. Our primary focus has been on the development of Calcitonin products for the treatment of osteoporosis and other indications. We have the facilities and the technology for manufacturing pharmaceutical grade Calcitonin in accordance with cGMP and have an injectable Calcitonin product that is approved for sale in the European Union. We are continuing, directly and through a licensee, the preclinical and clinical testing of oral and nasal Calcitonin formulations.

Our Accomplishments

         Among our major accomplishments are:

    o Development of a Proprietary Peptide Hormone Production Process. One of our principal scientific accomplishments is our success in combining our proprietary amidation process with our proprietary bacterial recombinant DNA technology to develop a peptide hormone production process. Several patents relating to this process have issued. We believe that these proprietary processes are key steps in the more efficient and economical commercial production of various peptide hormones with diverse therapeutic applications. Many of these hormones cannot be produced at a reasonable cost in sufficient quantities for clinical testing or commercial use by currently available production processes. Using our proprietary process, we have produced laboratory-scale quantities of various peptide hormones. We have constructed and are operating a manufacturing facility employing this process to produce Calcitonin.

    o Development of a Proprietary Oral Delivery Technology. We have also developed and patented an oral delivery technology that has successfully delivered Calcitonin into the bloodstream of human subjects. The formulation has been shown in repeated clinical studies regularly to deliver measurable quantities of the hormone into the human bloodstream. We believe that this formulation may expedite the regulatory approval process for an oral Calcitonin product because it should be easier to establish its performance efficacy as compared to a formulation that does not produce measurable Calcitonin blood levels. We believe that the components of the proprietary oral formulation also can enable the delivery of other peptides and we have initiated studies to investigate this possibility internally and in collaboration with others.

Strategy

    Our business strategy is to develop proprietary products and processes with applications in human health care to generate revenues from license fees, royalties on third-party sales and direct sales of bulk or finished products. Generally, we fund our internal research activities and rely on licensees, which are likely to be established pharmaceutical companies, to provide development funding. We also generally expect to rely on these licensees to take responsibility for obtaining appropriate regulatory approvals, clinical testing, and marketing of products derived from our research activities. However, we may, in some cases, retain the responsibility for clinical testing and for obtaining the required regulatory approvals for a particular product.

    o Pfizer License Agreement. In July 1997, we entered into an agreement under which we granted to the Parke-Davis division of Warner-Lambert Company (which merged with Pfizer in June 2000), a worldwide license to use our oral Calcitonin technology. Upon signing the agreement, we received $6.0 million in payments from Warner-Lambert, consisting of a $3.0 million licensing fee and a $3.0 million equity investment by Warner-Lambert. Under the terms of the license agreement, we are eligible to receive up to $48.5 million in milestone payments during the course of the development program if milestones are achieved. Through September 30, 2000, we have recognized an aggregate of $16.5 million in revenue due to the achievement of specified milestones, including $2.0 million in 2000. If a product is successfully commercialized, we will also receive revenue from the sale of raw material to Pfizer and royalties on product sales by Pfizer and its affiliates.

    o China Joint Venture. In June 2000, we entered into a joint venture with SPG, a pharmaceutical company in the People's Republic of China. The joint venture will manufacture and distribute injectable and nasal Calcitonin products in China (and possibly other selected Asian markets) for the treatment of osteoporosis. We own 45% of the joint venture and will receive 45% of the joint venture profits. In the first phase of the collaboration, SPG will contribute its existing injectable Calcitonin license to the joint venture, which will allow the joint venture to sell our product in China. The joint venture will need to file a New Drug Application in China for its injectable and nasal products. In addition, brief local clinical trials may be required. If the product is successful, the joint venture may establish a facility in China to fill injectable and nasal Calcitonin products using bulk Calcitonin produced at our Boonton, New Jersey plant. Eventually the joint venture may manufacture the bulk Calcitonin in China at a new facility that would be constructed by the joint venture. This would require local financing by the joint venture. The joint venture has not yet begun operations as of September 30, 2000.

    o Other License or Distribution Arrangements. In addition to the joint venture with SPG, we have entered into distribution agreements for the injectable formulation of Calcitonin in the United Kingdom, Ireland and Israel. We continue to seek other licensing or distribution agreements with pharmaceutical companies for both the injectable and nasal forms of Calcitonin. However, there is no assurance that any additional revenue generating agreements will be signed.


Competition

    Our primary business activity has been biotechnology research and development. Biotechnology research is highly competitive, particularly in the field of human health care. We compete with specialized biotechnology companies, major pharmaceutical and chemical companies, universities and other non-profit research organizations, many of which can devote considerably greater financial resources to research activities.

    In 1999, we began manufacturing cGMP Calcitonin for use in finished pharmaceutical products. In the development, manufacture and sale of amidated peptide hormone products, we and our licensees compete with contract laboratories and major pharmaceutical companies. Many of our competitors can devote considerably greater financial resources to these activities. Major competitors in the field of osteoporosis include Novartis, American Home Products, Merck, Eli Lilly, and Procter and Gamble. We believe that the unique safety and efficacy characteristics of Calcitonin, combined with our patented hormone manufacturing process and our patented oral delivery technology, will enable it to compete with products marketed by these and other companies.

    We  believe  that  success in  competing  with  others in the  biotechnology industry will be based primarily upon scientific expertise and technological superiority. We also believe that success will be based on the ability to identify and to pursue scientifically feasible and commercially viable opportunities and to obtain proprietary protection for research achievements. Success will further depend on the availability of adequate funding and the success in developing, testing, protecting, producing and marketing products and obtaining their timely regulatory approval. There is no assurance that others will not develop superior processes or products that would render our processes or products noncompetitive or obsolete.

Product Manufacture

    We have been producing salmon Calcitonin since 1992. We constructed a cGMP facility for the production of pharmaceutical-grade Calcitonin at leased premises located in Boonton, New Jersey. The facility began producing salmon Calcitonin under cGMP guidelines in 1996. The facility also produces our proprietary amidating enzyme for use in producing Calcitonin. The current production level of the facility is between one and two kilograms of bulk Calcitonin per year.

    The facility can be reconfigured to increase Calcitonin production capacity. However, if an oral Calcitonin product is successfully commercialized, we expect that we will incur additional expenditures to expand or upgrade our manufacturing operations to satisfy all of our supply obligations under our license agreement with Pfizer. Although the facility initially is devoted exclusively to Calcitonin production, it also is suitable for producing other peptide hormone products.

    We are following conventional procedures to secure the approval of the facility by regulatory agencies to allow us to manufacture Calcitonin for human use. The facility was inspected by European health authorities in connection with the filing of our injectable Calcitonin dossier and found to be in compliance with cGMP guidelines. However, there is no assurance that our operations will remain in compliance or that approval by other agencies will be obtained. The facility will require approval by the FDA in order to manufacture Calcitonin or other peptides for commercial sale in the United States.

Government Regulation

    Our laboratory research, development and production activities and those of our licensees and collaborators are subject to significant regulation by numerous federal, state, local and foreign governmental authorities. The commercial sale of a pharmaceutical product in the United States requires the successful completion of various animal and human studies and approval of the product by the FDA. Foreign sales require similar studies and approval by regulatory agencies.

    The regulatory approval process for a pharmaceutical product requires substantial resources and can take many years. There is no assurance that additional regulatory approvals will be obtained for the production facility or for any of our products or that these approvals will be obtained in a timely manner. The inability to obtain, or delays in obtaining, these approvals would adversely affect our ability to continue to fund our programs, to produce marketable products, or to receive revenue from milestone payments, product sales or royalties. We also cannot predict the extent of any adverse governmental regulation that may arise from future legislative and administrative action.

    Our production facility may be audited by the FDA or other regulatory agencies to ensure that it is operating in compliance with cGMP guidelines.
These guidelines require that production operations be conducted in strict compliance with our own written protocols for reagent qualification, process execution, data recording, instrument calibration and quality monitoring. These agencies are empowered to suspend production operations and/or product sales if, in their opinion, significant or repeated deviations from these protocols have occurred. A suspension could have a material adverse impact on our future operations.

Regulatory Approval of Our Injectable Calcitonin Product

    In January 1999, we received approval from the European Committee for Proprietary Medicinal Products to market our injectable Calcitonin product in all 15 member states of the European Union as a treatment for Paget's disease and for hypercalcemia associated with malignancy. We began to market this product in Europe for these indications in 1999. We have filed a supplementary submission, called a Type II Variation, to expand the approved indications to include the treatment of osteoporosis. However, there is no assurance that the Type II Variation will be approved.

    The approved European dossier can be readily cited by regulatory authorities in many non-European Union countries, which we believe could significantly reduce the registration requirements for injectable Calcitonin in such non-European Union countries, and thereby could speed up product launch. We have been notified by Switzerland that it intends to approve our injectable Calcitonin product for the treatment of osteoporosis, Paget's disease and hypercalcemia. In addition, we believe that the clinical trials conducted to support the European filing of the injectable Calcitonin product can be used to support the filing of a New Drug Application with the FDA for use of our injectable Calcitonin product to treat osteoporosis and other indications. We believe that our abbreviated clinical program, which has been accepted by the FDA, will be sufficient to satisfy approval requirements in the United States and other countries. Accordingly, we expect that the review process for our injectable Calcitonin product in the United States and other countries may be shorter than that typically associated with a new drug submission for numerous reasons:

    o   The active  ingredient  is  structurally  identical to and  biologically
        indistinguishable   from  the  active  ingredient  in  products  already
        approved by many regulatory agencies.

    o The formulation is essentially similar to the formulations used in already approved products.

    o The clinical trial program that was accepted by the FDA is relatively brief and involved small numbers of subjects. As a result, the amount of information that must be reviewed is far less than would have been compiled for the lengthier trials required for a typical new drug submission.

Development of our Oral Calcitonin Product

    In December 1995 and January 1996, we successfully tested a proprietary Calcitonin oral formulation in two separate pilot human studies in the United Kingdom. These studies indicated that the majority of those who received oral Calcitonin showed levels of the hormone in blood samples taken during the trial that were greater than the minimum levels generally regarded as being required for maximum therapeutic benefit. We believe that these were the first studies to demonstrate that significant blood levels of Calcitonin could be observed in humans following oral administration of the hormone. In April 1996, we successfully conducted a third pilot human study in the United Kingdom which used lower Calcitonin dosages than in the prior two clinical trials. The results of this trial indicated that every test subject showed levels of the hormone in their blood samples that exceeded the minimum levels generally regarded as required for maximum therapeutic benefit. During 1999, with Warner-Lambert, we successfully concluded two pilot human studies using an oral Calcitonin formulation manufactured by Warner-Lambert. Both studies showed significant measurable blood levels of Calcitonin. In December 1999, Warner-Lambert filed an Investigational New Drug application with the FDA, and a Phase I/II study began in April 2000, with a projected completion date near the end of 2000. However, there is no assurance that the results of the prior human studies will be repeated in this clinical trial.

    We have filed patent applications for our oral formulation in the United States and in numerous foreign countries. In 1999, we received a U.S. patent for our fundamental technology covering the oral delivery of Calcitonin for the treatment of osteoporosis. In 2000, we received a U.S. patent extending this protection to the oral delivery of other peptides.

    Under the terms of the license agreement with Pfizer, Pfizer has responsibility for conducting the clinical trials and for obtaining regulatory approval of our oral Calcitonin product from the FDA and other regulatory agencies. There is no assurance that a safe and effective oral delivery system will be developed, that Pfizer will be successful in obtaining regulatory approval of an oral Calcitonin product, or that we and Pfizer will succeed in developing, producing or marketing an oral Calcitonin product.

Development of a Nasal Calcitonin Product

    A major pharmaceutical company received FDA approval in 1995 for the marketing of a nasal spray delivery system for Calcitonin, which has substantially enlarged the U.S. market for Calcitonin. During 1999, we completed preliminary human studies for our proprietary nasal Calcitonin formulation. A patent application for the product was filed in February 2000. In January 2000 we filed an Investigational New Drug Application with the FDA to begin clinical testing our nasal formulation as a treatment for osteoporosis. In February 2000, we began U.S. clinical studies. A clinical study demonstrating equivalent bio-availability between our formulation and that of an existing nasal Calcitonin product was successfully completed in December 2000. A second clinical study is underway and expected to conclude in early 2001. We are negotiating to license our nasal Calcitonin formulation in the U.S. for the treatment of osteoporosis. However, there is no assurance that a license agreement will be completed, that governmental approval of such product will be obtained, or that the product will be successfully commercialized.

Collaborative Research Programs

    We are currently engaged in two collaborative research programs:

    o Rutgers University College of Pharmacy continues to study oral drug delivery technology for Calcitonin and other peptides.

    o In collaboration with Yale University, we are investigating novel applications for various amidated peptide hormones, including Calcitonin gene-related peptide. In 1996, we reported that the peptide accelerated bone growth and prevented bone loss in an animal model system. However, there is no assurance that the peptide will have the same effect in humans, or that we would be able to develop, manufacture or market this product.

Patents and Proprietary Technology

    We have filed a number of applications for U.S. patents relating to our proprietary peptide manufacturing and drug delivery technologies. To date, the following six U.S. patents have issued:

    o Immunization By Immunogenic Implant, a method for producing antibodies for developing diagnostic medical tasks

    o two patents related to the Alpha-Amidation Enzyme and its use in manufacturing peptides

    o   a patent covering an improvement in our manufacturing technology

    o   two patents covering our oral delivery technology

     Other applications are pending. We also have made filings in selected foreign countries, and numerous foreign patents have issued. However, there is no assurance that any of our pending applications will issue as patents or that our issued patents will provide us with significant competitive advantages. Furthermore, there is no assurance that competitors will not independently develop or obtain similar or superior technologies.

    Although we believe our patents and patent applications are valid, the invalidation of one or more of our key patents could have a significant adverse effect upon our business. There generally are greater difficulties in detecting and proving infringement with process patents than with product patents. In addition, a process patent's value is diminished if the product that can be produced using the process has been patented by others. Under these circumstances, we would require the cooperation of, and likely be required to share royalties with, the patent holder or its sublicensees in order to commercialize the product.

     In some cases, we rely on trade secrets to protect our inventions. Our policy to include confidentiality provisions in all research contracts, joint development agreements and consulting relationships that provide access to our trade secrets and other know-how. However, there is no assurance that these secrecy obligations will not be breached to our detriment. To the extent licensees, consultants or other third parties apply technological information independently developed by them or by others to our projects, disputes may arise as to the proprietary rights to information which may not be resolved in our favor.

Employees

       As of December 20, 2000 we had 66 full-time employees. Twenty-one were engaged in research, development and regulatory activities, 34 were engaged in production activities and 10 were engaged in general and administrative functions. Ten of our employees hold Ph.D. degrees. Our employees are experts in molecular biology, including DNA cloning, synthesis, sequencing and expression; protein chemistry, including purification, amino acid analysis, synthesis and sequencing of proteins; immunology, including tissue culture, monoclonal and polyclonal antibody production and immunoassay development; chemical engineering; pharmaceutical production; quality assurance; and quality control. None of our employees is covered by a collective bargaining agreement. Warren P.

Levy, President, Ronald S. Levy, Executive Vice President, Jay Levy, Treasurer, all executive officers and directors have signed employment agreements with us.

Research and Development

    We have established a multi-disciplinary research team to adapt proprietary amidation, biological production and oral delivery technologies to the development of proprietary products and processes. Approximately 83% of our employees are directly engaged in activities relating to production of, regulatory compliance for, and the research and development of pharmaceutical products. We spent $9.4 million on research activities in 1997, $9.0 million in 1998, and $9.4 million in 1999.

Properties

    We  own  a  one-story   office  and   laboratory   facility   consisting  of
approximately 12,500 square feet. The facility is located on a 2.2 acre site in Fairfield, New Jersey.

    Our 32,000 square foot cGMP production facility, of which 18,000 square feet are currently being used for the production of pharmaceutical-grade Calcitonin and can be used for the production of other peptide hormones, was constructed in a building located in Boonton, New Jersey. We lease the facility under a ten-year agreement which began in February 1994. We have two 10-year renewal options and an option to purchase the facility.

Litigation

    In July 2000, the Tail Wind Fund, Ltd., the holder of $2,000,000 in principal amount of 5% convertible debentures issued by Unigene to Tailwind in a private placement completed in June 1998, filed with the American Arbitration Association a demand for arbitration against Unigene. In its demand, Tailwind claimed that it was owed, as of June 30, 2000, approximately $3,400,000, consisting of principal, interest and penalties, resulting from Unigene's default under various provisions of the debentures and related agreements. These alleged defaults included Unigene's failure to redeem the debentures after becoming obligated to do so, the failure to pay interest when due, and the failure to pay liquidated damages arising from the delisting of the Unigene common stock from the Nasdaq National Market. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources and Liquidity." In July 2000, Unigene submitted to the American Arbitration Association a statement in which it denies the amount of Tailwind's claim and makes certain counterclaims. A hearing on the matter before an arbitrator appointed by the American Arbitration Association is expected to occur in early 2001. The outcome of the proceeding is uncertain. An extremely unfavorable ruling could have a material adverse effect on Unigene. Unigene and Tailwind have had settlement discussions in an effort to arrive at a mutually satisfactory settlement.

    In July 2000, Reseau de Voyage Sterling, Inc. filed suit against Unigene in the Supreme Court of the State of New York. The plaintiff, which purchased from a third party a warrant to purchase one million shares of Unigene common stock, alleges that Unigene breached a verbal agreement with the plaintiff to extend the term of the warrant beyond its expiration date. Unigene has moved to have the case transferred to federal court. The plaintiff is seeking damages of $2 million. We believe that this suit is completely without merit, and we intend to vigorously contest the claim.


                                   Management

Executive Officers and Directors

    The following table sets forth information regarding Unigene's executive officers and directors:

Name                     Age                        Position
----------------------  ----  -------------------------------------------------
Warren P. Levy (1)       48   President, Chief Executive Officer, and Director
Ronald S. Levy (1)       52   Executive Vice President, Secretary, and Director
Jay Levy (1)             77   Chairman of the Board and Treasurer
James P. Gilligan        48   Vice President of Product Development
Robert F. Hendrickson    67   Director
Allen Bloom              57   Director

---------------------
         (1) Dr. Warren P. Levy and Dr. Ronald S. Levy are brothers and are the sons of Mr. Jay Levy.

    Each executive officer's term of office continues until the first meeting of the Board of Directors following the annual meeting of stockholders and until the election and qualification of his successor. All officers serve at the discretion of the Board of Directors.

    Warren P. Levy. Dr. Warren P. Levy, a founder of Unigene, has served as President and Chief Executive Officer, and as a director, since our formation in November 1980. Dr. Levy holds a Ph.D. in biochemistry and molecular biology from Northwestern University and a bachelor's degree in chemistry from the Massachusetts Institute of Technology.

    Ronald S. Levy. Dr. Ronald S. Levy, a founder of Unigene, has served as a director since our formation in November 1980, as Executive Vice President since April 1999, and as Secretary since May 1986. Dr. Levy served as Vice President from November 1980 through March 1999. Dr. Levy holds a Ph.D. in bioinorganic chemistry from Pennsylvania State University and a bachelor's degree in chemistry from Rutgers University.

    Jay Levy. Mr. Jay Levy, a founder of Unigene, has served as the Chairman of the Board of Directors and as Treasurer since our formation in November 1980. He served as Secretary from 1980 to May 1986. Mr. Levy is a part-time employee of Unigene and devotes approximately 15% of his time to Unigene. From 1985 through February 1991, he served as the principal financial advisor to Estate of Nathan Cummings and its principal beneficiary, The Nathan Cummings Foundation, Inc., a large charitable foundation. From 1968 through 1985, he performed similar services for the late Nathan Cummings, a noted industrialist and philanthropist.

    James P. Gilligan. Dr. James P. Gilligan has been employed by Unigene since 1981 and has served as Vice President of Product Development since April 1999. From February 1995 to March 1999, he served as Director of Product Development. Dr. Gilligan holds a Ph.D. in pharmacology from the University of Connecticut and a Masters of International Business from Seton Hall University.

    Robert F. Hendrickson. Mr. Robert F. Hendrickson was Senior Vice President, Manufacturing and Technology, for Merck & Co., Inc., an international pharmaceutical company, from 1985 to 1990. Since 1990, Mr. Hendrickson has been a management consultant with a number of biotechnology and pharmaceutical companies among his clients. He is currently a director of Envirogen, Inc. an environmental biotechnology company, and of Cytogen, Inc. and The Liposome Co, Inc., each of which is a biotechnology company.

    Dr. Allen Bloom. Dr. Allen Bloom, a patent attorney, has been a partner in Dechert Price & Rhoads, a law firm, for the past six years where he established and heads the patent practice group which focuses on biotechnology, pharmaceuticals and medical devices. Prior to that time, he was Vice President, General Counsel and Secretary of The Liposome Company, Inc., a biotechnology company, for nine years. His responsibilities there included patent, regulatory and licensing activities. Dr. Bloom holds a Ph.D. in organic chemistry from Iowa State University.

Committees of the Board of Directors

    Several important functions of the Board of Directors may be performed by committees. These committees are made up of members of the Board of Directors. Unigene's by-laws authorize the formation of these committees and grant the Board the authority to prescribe the functions of each committee and the standards for membership of each committee. The Board has the following four standing committees. The Board does not have a standing nominating committee.

    Audit Committee. The responsibilities of the Audit Committee include annually recommending a firm of independent public accountants to the Board to act as our auditors, reviewing the scope of the annual audit with the auditors in advance, and reviewing the results of the audit and the adequacy of our accounting, financial and operating controls. The Audit Committee also reviews our accounting and reporting principles, policies and practices; and approves fees paid to the auditors for audit and non-audit services. The current members of the Audit Committee are Messrs. Jay Levy, Bloom and Hendrickson.

    Compensation Committee. The responsibilities of the Compensation Committee include reviewing and approving the compensation, including salaries and bonuses, of our officers. The Compensation Committee also oversees the administration of our 401(k) plan and reviews and approves general benefits and compensation strategies. The current members of the Compensation Committee are Messrs. Jay Levy, Bloom and Hendrickson.

    Stock Option Committee (2000 Stock Option Plan). The Stock Option Committee for the 2000 Stock Option Plan, subject to the limitations of the plan, selects the employees to be granted options, fixes the number of shares to be covered by each option grant, and determines the exercise price and other terms and conditions of each option. The current members of this Stock Option Committee are Messrs. Bloom and Hendrickson.

    Stock Option Committee (Directors Stock Option Plan). The Stock Option Committee for the Directors Stock Option Plan, subject to the limitations of the plan, interprets the plan and makes all determinations necessary for the plan's administration. The current members of this Stock Option Committee are Messrs. Jay Levy, Warren Levy and Ronald Levy.

Director Compensation

    Directors who are not employees receive an annual retainer of $8,000 as well as a fee of $1,000 for each Board meeting attended. Mr. Hendrickson and Dr. Bloom were the only directors who received such fees in 1999. Board members do not earn additional compensation for service on a committee.

    Under the Director Stock Option Plan, each person elected to the Board who is not an employee receives, on the date of his initial election, an initial option to purchase 21,000 shares of Unigene common stock. On May 1st of each year, each non-employee director receives an additional option to purchase
10,000 shares of Unigene common stock if he has served as a non-employee director for at least six months prior to the grant date. Each option has a ten-year term and the exercise price is equal to the market price of Unigene common stock on the date of the grant. Each initial option vests in equal installments of 1/3 over a period of three years, commencing on the date of the grant, and each additional option vests in its entirety on the first anniversary of the grant. If the director's service as a non-employee director terminates prior to the expiration of the option term, the options will remain exercisable for a 90-day period following termination of service, except if a non-employee director resigns due to disability, the options will remain exercisable for 180 days following termination, and if a non-employee director dies while serving as a director, or within 90 days following termination of service (180 days in the case of disability), the options will remain exercisable for 180 days following the person's death. After such period, the options will terminate and cease to be exercisable.

Employment Agreements

    Unigene entered into an employment agreement, effective January 1, 2000, with Dr. Warren P. Levy for an initial term of two years. Under the agreement, Dr. Levy will serve as President and Chief Executive Officer at an annual salary of $160,000 for the first year of the agreement. Salary increases beyond this are at the discretion of the Compensation Committee.

    Unigene entered into an employment agreement, effective January 1, 2000, with Dr. Ronald S. Levy for an initial term of two years. Under the agreement, Dr. Levy will serve as Executive Vice President at an annual salary of $155,000 for the first year of the agreement. Salary increases beyond this first year are at the discretion of the Compensation Committee.

    Each agreement provides that, after the first two-year term, the agreement will be renewed on a year-to-year basis unless either party notifies the other of the desire not to renew the agreement. This notice must be given no later than three months prior to the scheduled termination date. Each agreement also provides that, if we terminate the employment of the executive without cause or the executive resigns for good reason, which the executive has a right to do upon a change of control of Unigene or a significant reduction of the executive's responsibilities without his consent, Unigene will make a lump-sum severance payment to the executive equal to the salary that he would have earned for the remaining term of this agreement, if the remaining term (either the initial term or as extended) is more than one year; or if the remaining term of the agreement (either the initial term or as extended) is one year or less, a lump-sum payment equal to the executive's then-current annual salary.

Compensation Committee Interlocks and Insider Participation

    Executive compensation for 1999 was determined by the Board of Directors. Three of the five Board members, Warren P. Levy, Ronald S. Levy and Jay Levy, are executive officers. Jay Levy is the father of Warren and Ronald Levy.

    During 1995, Warren P. Levy, Ronald S. Levy, Jay Levy, and another family member loaned a total of $1,905,000 to Unigene. $1,850,000 of this total was secured by secondary liens on the Fairfield plant and equipment and the Boonton manufacturing equipment. The notes bear interest at the Merrill Lynch Margin Loan Rate plus .25% (9.875% at September 30, 2000). A total of $440,000 in principal repayments was made during 1996. In 1997, an aggregate of $200,000 in principal amount was converted into 57,200 shares of Unigene common stock. In 1998, an aggregate of $225,000 in principal amount of these loans was converted into 163,635 shares of Unigene common stock. In each case, the conversion price was slightly higher than the then market price of the Unigene common stock at the time of conversion. Warren Levy and Ronald Levy each loaned to Unigene an additional $50,000 during 1999. During the first nine months of 2000, Jay Levy,

Warren Levy, Ronald Levy and another family member loaned Unigene an additional $1,358,323, leaving an outstanding balance of $2,498,323 at September 30, 2000.

    During 1999, Jay Levy loaned Unigene $1,500,000 evidenced by demand notes bearing interest at 6% per year. During the third quarter of 1999, Jay Levy loaned Unigene an additional $370,000 evidenced by term notes maturing January 2002 and bearing interest at 6% per year, and the $1,500,000 of demand notes were converted into 6% term notes maturing January 2002. Unigene has granted Jay Levy a security interest in all of its equipment and a mortgage on its real property to secure payment of the term notes, which are senior to all notes payable to Warren Levy and Ronald Levy. The terms of the notes require Unigene to make installment payments beginning in October 1999, and ending in January 2002, in an aggregate amount of $72,426 per month. No installment payments have been made to date. Jay Levy has agreed temporarily to postpone current payments and has also agreed that he will not, prior to January 1, 2001, declare all or any portion of the principal or the accrued interest on the notes immediately due and payable by reason of Unigene's failure to make, when due, any scheduled payment of principal or interest on any of the notes. No interest has been paid to date on any of the loans. As of September 30, 2000, accrued interest totaled $827,115.

Executive Compensation

    The following table shows, for the years 1997, 1998 and 1999, the compensation paid to the Chief Executive Officer and to each other executive officer whose salary and bonus, for their services in all capacities in 1999 exceeded $100,000:


                                            Summary Compensation Table

                                                                             Long-Term                           All Other
                       Annual Compensation                                  Compensation                      Compensation($)(1)
                       -------------------                                ----------------                    ------------------

                                                                             Awards                Payouts
                                                                           ----------             ---------
                                                             Other         Restricted
                                                             Annual          Stock     Options/     LTIP
 Name and Position         Year    Salary($)   Bonus($) Compensation($)(2)  Awards($)   SARs(#)   Payouts($)
------------------------------------------------------------------------------------------------------------

Warren P. Levy             1999    $146,211     $ 0           $ 0            $ 0          0         $ 0           $13,866
   President, Chief        1998     146,231       0             0              0          0           0            13,830
   Executive Officer       1997     145,549       0             0              0          0           0            13,810

Dr. Ronald S. Levy         1999     141,563       0             0              0          0           0            16,862
   Executive Vice          1998     141,618       0             0              0          0           0            16,792
   President               1997     140,895       0             0              0          0           0            16,756

Dr. James P. Gilligan      1999     139,216       0         7,235              0      135,000         0                 0
   Vice President

1 Represents premium we paid on executive split-dollar life insurance. 2 Represents reimbursement for unused vacation days.

    Stock Option Grants During the Year Ended December 31, 1999

    The following table shows information about stock option grants to each of the executive officers named in the Summary Compensation Table during the year ended December 31, 1999:


                         Number of Shares       Percent of Total                                               Grant Date
                            Underlying           Option Shares                Exercise          Expiration       resent
           Name           Options Granted    Granted to Employees (1)    Price per Share (2)       Date         Value (3)
           ----           ---------------    ------------------------    -------------------       ----         ---------
 Dr. Warren P. Levy                0                    0                        -                    -             -
 Dr. Ronald S. Levy                0                    0                        -                    -             -
 Dr. James P. Gilligan        20,000                    2.2%                   $0.9375             3/31/09       $15,530
                             115,000(4)                12.8%                   $0.63               11/5/09       $60,007

    1 Options exercisable for an aggregate of 900,000 shares of Unigene common stock were granted in 1999, consisting of options to purchase 418,000 shares granted under the 1994 Employee Stock Option Plan and options to purchase 482,000 shares granted under the 2000 Stock Option Plan.

    2 Equal to the fair market value of Unigene common stock on the date of grant.

    3 The fair value of the stock options granted in 1999 is estimated at grant date using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0%; expected volatility of 74%; a risk-free interest rate of 6.4%; and expected life of six years.

    4   Includes 76,000 options granted under the 2000 Stock Option Plan.


             Aggregated Option Exercises and Year-End Option Values

    The following table shows information about any option exercises during the year ended December 31, 1999, and the number and value of unexercised options held as of December 31, 1999, by each of the executive officers named in the Summary Compensation Table:

                                                                  Shares Underlying             Value of Unexercised
                                                               Unexercised Options at         In-the-Money Options at
                                  Exercises during          ---------------------------    -----------------------------
    Shares Underlying             the Fiscal Year                 December 31, 1999             December 31, 1999(1)
    -----------------             ---------------                 -----------------             --------------------
                             Number of
          Name            Shares Acquired   Value Realized   Exercisable   Unexercisable    Exercisable    Unexercisable
 ---------------------    ---------------   --------------   -----------   -------------    -----------    -------------
 Dr. Warren P. Levy              0                0               0              0               0               0
 Dr. Ronald S. Levy              0                0               0              0               0               0
 Dr. James P. Gilligan           0                0            265,750        124,250            0               0


    1   Based upon a closing price of $0.57 on December 31, 1999.

                             Principal Stockholders

    The following table shows information as of December 20, 2000, concerning the beneficial ownership of Unigene common stock by each of Unigene's directors, each executive officer of Unigene listed in the Summary Compensation Table, and all directors and executive officers of Unigene as a group.

    The ownership percentages listed on the table are based on 44,425,929 shares of Unigene common stock outstanding as of December 20, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. A person generally is deemed to be the beneficial owner of shares over which he has either voting or investment power. Shares underlying options that are currently exercisable, or that will become exercisable within 60 days, are deemed to be beneficially owned by the person holding the options, and are deemed to be outstanding for the purpose of computing the beneficial ownership percentage of that person, but are not considered to be outstanding for the purpose of computing the ownership percentage of any other person.

    Except as otherwise noted, the persons and the group identified in the table have sole voting and sole investment power with respect to all the shares of Unigene common stock shown as beneficially owned by them. Except as otherwise indicated, the address of each beneficial owner listed below is c/o Unigene Laboratories, Inc., 110 Little Falls Road, Fairfield, New Jersey 07004.

                                     Amount and Nature of
Name of Beneficial Owner             Beneficial Ownership     Percent of Class
----------------------------        ---------------------     ----------------
Warren P. Levy                            1,980,545 (1)               4.5%
Ronald S. Levy                            1,995,545 (1)               4.5%
Jay Levy                                    578,095 (2)               1.3%
James P. Gilligan                           345,660 (3)               0.8%
Robert F. Hendrickson                        55,000 (4)               0.1%
Allen Bloom                                  31,000 (5)               0.1%
Officers and Directors
   as a Group (6 persons)                 4,785,845 (1,6)            10.7%

    1 Includes 200,000 shares of Unigene common stock held in a family trust over which Warren P. Levy and Ronald S. Levy, in their capacity as trustees, share voting and dispositive power.

    2 Includes 55,000 shares of Unigene common stock that Mr. Levy has the right to acquire upon the exercise of stock options that are exercisable either immediately or within 60 days.

    3 Includes 326,000 shares of Unigene common stock that Dr. Gilligan has the right to acquire upon the exercise of stock options that are exercisable either immediately or within 60 days.

    4 Includes 40,000 shares of Unigene common stock that Mr. Hendrickson has the right to acquire upon the exercise of stock options that are exercisable either immediately or within 60 days.

    5 Includes 30,000 shares of Unigene common stock that Dr. Bloom has the right to acquire upon the exercise of stock options that are exercisable either immediately or within 60 days.

    6 Includes an aggregate of 451,000 shares of Unigene common stock that such persons have the right to acquire upon the exercise of stock options that are exercisable either immediately or within 60 days.

                              Selling Stockholders

    A total of 1,448,352 shares of Unigene common stock may be offered for sale from time to time under this prospectus.

    o 501,000 of the shares of Unigene common stock have been or will be issued upon the exercise of warrants that Unigene issued from time to time between October 1994 and April 1996 as compensation for financial and consulting services that Unigene received or in consideration for loans made to Unigene. All of the warrants are exerciseable at exercise prices ranging from $1.375 to $3.00 per share. Some of the warrants have adjustment provisions that may result in a downward adjustment in the exercise price if specific events occur. Some of the warrants also contain anti-dilution provisions that may require us to adjust the exercise price and to issue additional shares of Unigene common stock upon their exercise. This prospectus also covers any additional shares of Unigene common stock that are issued upon the exercise of the warrants by reason of these anti-dilution provisions. The table below states the name of each warrantholder and information regarding the warrantholder's beneficial ownership of Unigene common stock and the number of shares of Unigene common stock offered by the warrantholder.

    o 150,000 of the shares of Unigene common stock are issuable upon the exercise of a warrant issued to Gruntal & Co. in August 2000 as a part of the compensation payable by Unigene in consideration for the agreement of Gruntal to provide financial advisory and investment banking services. The warrant has an exercise price of $2.662 and a five-year term. Under the agreement, Unigene also is obligated to pay to Gruntal a monthly retainer of $10,000 over the 12-month term of the agreement, to reimburse Gruntal for expenses, and, if Unigene enters into a financing transaction with one or more investors identified by Gruntal, to pay Gruntal a success fee consisting of cash and additional warrants.

    o 373,002 of the shares of Unigene common stock are issuable upon the exercise of a warrent issued to Gruntal & Co. in December 2000 as a part of the compensation payable by Unigene in consideration for Gruntal's services in the Fusion financing transaction. The warrant has an exercise price of $1.126 and a five-year term.

    o Up to 130,000 shares of Unigene common stock are issuable to Annette North pursuant to an agreement with Unigene under which Unigene has agreed to issue additional shares of Unigene common stock to Ms. North as compensation for any decrease in the market price of shares of Unigene common stock that she acquired upon the exercise of a warrant prior to the time that the warrant shares are registered for resale.

    o 60,000 shares have been issued to TNO Bibra International Ltd. in payment for services provided to Unigene in connection with testing services provided in the United Kingdom. Since January 1998, Unigene has incurred approximately $275,000 in fees that have been paid or are payable to this company.

    o 125,000 shares have been issued to Synexus Limited in payment for services provided to Unigene in connection with clinical trials conducted in the United Kingdom. Since January 1998, Unigene has incurred approximately $250,000 in fees that have been paid or are payable to this company.

    o 109,350 shares of Unigene common stock were acquired by Jay Levy, a founder and the Chairman of the Board of Directors and the Treasurer of Unigene, upon the exercise of a stock option that was granted to him in consideration for a loan that he made to Unigene in 1984.

    With the exception of Gruntal & Co, TNO Bibra International Ltd., Synexus Limited and Mr. Jay Levy, none of the selling stockholders has had any position, office or other material relationship with Unigene or affiliates within the past three years. The following table states as of December 20, 2000, with respect to each selling stockholder the number of shares of Unigene common stock beneficially owned, the number of shares of Unigene common stock that may be offered for sale by the prospectus, and the number of shares of Unigene common stock that would be beneficially owned following the offering (assuming the sale of all of the shares of Unigene common stock covered by this prospectus). In the case of the warrantholders and Gruntal, the information presented does not take into account any shares of Unigene common stock that a selling stockholder may have acquired, or has the right to acquire, other than upon the exercise of the warrants. We may amend or supplement this prospectus from time to time to disclose the names and relationships to Unigene of additional selling stockholders (including persons or entities who may acquire the shares of Unigene common stock covered by this prospectus from a selling stockholders named below as a donation or a pledge).

                                         Beneficial Ownership of        Shares of Common       Beneficial Ownership of
                                          Common Stock Prior to            Stock Being           Common Stock after
                                                Offering                     Offered                  Offering
                                      -------------------------         -----------------       -----------------------

Name                                    Number          Percent              Number             Number        Percent
----------------------------------    --------          -------            --------             ------        -------
Warrantholders:
   Patrick Tedesco                     134,000             *                134,000                0             *
   Cornerstone Capital, Inc.            50,000             *                 50,000                0             *
   Thomas Redington                    185,000             *                185,000                0             *
   Enigma Investments Limited           12,500             *                 12,500                0             *
   Charles Krusen                       17,000             *                 17,000                0             *
   Swartz Family Partnership, L.P.     100,000             *                100,000                0             *
   Robert L. Hopkins                     2,500             *                  2,500                0             *

Gruntal & Co.                          523,002            1.2               523,002                0             *

Annette North                          130,000             *                130,000                0             *

TNO Bibra International Ltd.            60,000             *                 60,000                0             *

Synexus Limited                        125,000             *                125,000                0             *

Jay Levy(1)                            578,095           1.3                109,350          468,745           1.1
---------------------------------------------------------------------------------------------------------------------

    (1) Does not include 200,000 shares of Unigene common stock held by a trust in which Mr. Levy has a pecuniary interest.
        * Less than one percent.

                              Plan of Distribution

    Unigene is registering the shares of Unigene common stock covered by this prospectus on behalf of the selling stockholders. The purpose of this prospectus is to permit the selling stockholders, if they desired, to dispose of some or all of the shares at the times and at the prices as they determine are appropriate. Whether sales will be made, and the timing and amount of any sale made, is within the sole discretion of the selling stockholders. All references in the section to selling stockholders include donees and pledgees that receive any of the shares covered by this prospectus from the named selling stockholders by donation or pledge.

    The Unigene common stock covered by this prospectus may be offered for sale from time to time by the selling stockholders to or through underwriters or directly to other purchasers or through agents in one or more market transactions, in one or more private transactions or in a combination of those methods of sale, at prices then prevailing, at prices related to prevailing prices or at negotiated prices. Methods of distribution may include, without limitation: (a) a block trade in which a broker-dealer will attempt to sell the Unigene common stock as agent, but may position and resell a portion of the block as a principal to facilitate the transaction; (b) purchases by a broker-dealer as a principal and resale by the broker-dealer for its own account under this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker or dealer. This prospectus may be amended or supplemented to describe a specific plan of distribution.

    As part of a distribution of the Unigene common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. As part of the transactions, those broker-dealers or other financial institutions may engage in short sales of Unigene common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell Unigene common stock short and redeliver the shares to close out the short positions. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or financial institution of the Unigene common stock covered by this prospectus, which shares the broker-dealer or other financial institutions may resell under this prospectus (as appropriately amended or supplemented to reflect these transactions). The selling stockholders also may pledge the shares registered here to a broker-dealer or other financial institution and, upon a default, the broker-dealer or other financial institution may effect sales of the pledged Unigene common stock under this prospectus (as appropriately supplemented or amended to reflect these transactions). In addition, any Unigene common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.

    Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders in amounts to be negotiated in connection with sales. The selling stockholders and any broker or dealer that acts in connection with the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by a broker or dealer and any profit realized by a broker or dealer on the resale of any shares as principal may be deemed underwriting discounts or commissions under the Securities Act.

    All costs, expenses and fees incurred upon the registration of the Unigene common stock will be borne by Unigene. Commissions, discounts and transfer taxes, if any, attributable to the sales of the Unigene common stock will be borne by the selling stockholders.

    Unigene has agreed to supply the selling stockholders with the number of copies of this prospectus as it may reasonably request. Each selling stockholders is responsible for complying with the prospectus delivery requirements in connection with any offer and sale by the stockholder of the shares of Unigene common stock covered by this prospectus.

                           Description of Common Stock

    Unigene is authorized under its Certificate of Incorporation to issue up to 60 million shares of common stock, par value $0.01 per share. No shares of preferred stock are authorized.

Common Stock

    The holders of Unigene common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights. The holders of common stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available for the payment of dividends. In the event of a voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of common stock would be entitled to share ratably in all assets remaining after payment of liabilities. The holders of common stock have no preemptive rights to purchase additional shares. There are no redemption or sinking fund provisions applicable to the shares of common stock. All outstanding shares of Unigene common stock are duly authorized, validly issued, fully paid and nonassessable.

Listing

    The Unigene common stock is quoted on the OTC Bulletin Board under the trading symbol "UGNE".

Transfer Agent

    The transfer agent for the Unigene common stock is Registrar & Trust Company, Cranford, New Jersey.

                                  Legal Matters

    The validity of the shares of Unigene common stock offered by this prospectus has been passed upon for Unigene either by Covington & Burling, Washington, D.C. or by Becker Ross Stone DeStefano & Klein, New York, New York. The wife of James J. Ross, an attorney who is of counsel to Becker Ross Stone DeStefano & Klein, holds a one-third interest in a family partnership that is the beneficial owner of 18,225 shares of Unigene common stock.

                                     Experts

    Unigene's audited financial statements as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, are included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of KPMG LLP as experts in accounting and auditing. The report of KPMG LLP covering these financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations and working capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                             Additional Information

    Unigene has filed a Registration Statement on Form S-1 with the Securities and Exchange Commission. This prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement. Some information is omitted from this prospectus in accordance with the rules of the Securities and Exchange Commission and you should refer to the Registration Statement and its exhibits for additional information. Unigene also files annual and quarterly reports, proxy statements and other information with the SEC. You may review a copy of the Registration Statement and any other documents filed with the Securities and Exchange Commission at its public reference room located at 450 Fifth Street, Washington, D.C. 20549, and at the SEC's regional offices in Chicago, Illinois and New York, New York. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Unigene's SEC filings and the Registration Statement can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov.

    You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with different information. The shares of Unigene common stock are not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the first page of this prospectus.

Unigene Laboratories, Inc.
INDEX TO FINANCIAL STATEMENTS

                                                                                                        Page
                                                                                                        ----
Fiscal Years Ended December 31, 1997, 1998 and 1999
   Independent Auditors' Report......................................................................... F-2
   Balance Sheets-- December 31, 1998 and December 31, 1999............................................. F-3
   Statements of Operations--Years Ended December 31, 1997, 1998 and 1999............................... F-4
   Statements of Stockholders' Equity--Years Ended December 31, 1997, 1998 and 1999..................... F-5
   Statements of Cash Flows--Years Ended December 31, 1997, 1998 and 1999............................... F-7
   Notes to Financial Statements--Years Ended December 31, 1997, 1998 and 1999.......................... F-8

Three Months and Nine Months Ended September 30, 1999 and 2000
   Condensed Balance Sheets-- December 31, 1999 and September 30, 2000 (Unaudited)...................... F-18
   Condensed Statements of Operations (Unaudited)--
   Three Months and Nine Months Ended September 30, 1999 and 2000....................................... F-19
   Condensed Statements of Cash Flows (Unaudited)-- Nine Months Ended September 30, 1999 and 2000....... F-19
   Notes to Condensed Financial Statements.............................................................. F-20

INDEPENDENT AUDITORS' REPORT


The Stockholders and Board of Directors
Unigene Laboratories, Inc.:

We have audited the financial statements of Unigene Laboratories, Inc. as listed in the accompanying index. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Unigene Laboratories, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 16 to the financial statements, the Company has suffered recurring losses from operations and has a working capital deficiency which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 16. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/S/ KPMG LLP
------------


Short Hills, New Jersey
March 17, 2000

                           UNIGENE LABORATORIES, INC.
                                 BALANCE SHEETS
                           December 31, 1998 and 1999

                                                                        1998                  1999
                                                                        ----                  ----
ASSETS

Current assets:
     Cash and cash equivalents                                    $      402,664        $      682,629
     Contract receivables                                                316,058             3,526,229
     Prepaid expenses                                                    319,322               210,195
     Inventory (Note 6)                                                  570,347               867,566
                                                                  --------------       ---------------
         Total current assets                                          1,608,391             5,286,619

Property, plant and equipment - net of
     accumulated depreciation and
     amortization (Note 4)                                             8,085,250             6,740,354

Patents and other intangibles, net                                     1,206,018             1,264,268
Other assets                                                             664,434               486,612
                                                                  --------------        --------------
                                                                  $   11,564,093        $   13,777,853
                                                                  ==============        ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
     Accounts payable                                             $      982,752        $    1,258,334
     Accrued expenses (Note 7)                                         1,329,199             2,217,413
     Notes payable - stockholders (Note 3)                             1,040,000             1,140,000
     Current portion - long-term notes payable - stockholders                 --               960,606
     5% convertible debentures (Note 5)                                       --             2,400,000
     Current portion - capital lease obligations (Note 8)                 61,464                69,708
                                                                  --------------       ---------------
         Total current liabilities                                     3,413,415             8,046,061

Notes payable - stockholders, excluding
     current portion (Note 3)                                                 --               909,394
5% convertible debentures (Note 5)                                     3,802,807                    --
Capital lease obligations, excluding current portion (Note 8)            127,783                93,415

Commitments and contingencies

Stockholders' equity (Note 10):
     Common Stock - par value  $.01 per  share,
         authorized  60,000,000  shares,
         issued 43,088,184 shares in 1999 and
         39,384,822 shares in 1998                                       393,848               430,882
     Additional paid-in capital                                       65,158,403            67,207,604
     Accumulated deficit                                             (61,331,132)          (62,908,472)
     Less:  Treasury stock, at cost, 7,290 shares                         (1,031)               (1,031)
                                                                  --------------       ---------------
              Total Stockholders' equity                               4,220,088             4,728,983
                                                                  --------------       ---------------
                                                                  $   11,564,093        $   13,777,853
                                                                  ==============        ==============


See accompanying notes to financial statements.

                           UNIGENE LABORATORIES, INC.
                            STATEMENTS OF OPERATIONS
                  Years Ended December 31, 1997, 1998 and 1999



                                                            1997                   1998                   1999
                                                            ----                   ----                   ----

Licensing and other revenue                             $  3,003,299           $  5,049,844           $  9,589,413
                                                        ------------           ------------           ------------
Operating expenses:
     Research and development                              9,416,315              9,041,618              9,374,528
     Settlement of contractual right (Note 15)             1,669,063                     --                     --
     General and administrative                            2,015,730              2,067,958              2,211,778
                                                        ------------           ------------           ------------
                                                          13,101,108             11,109,576             11,586,306
                                                        ------------           ------------           ------------

Operating Loss                                           (10,097,809)            (6,059,732)            (1,996,893)

Other income (expense):
     Interest income                                         203,999                107,502                 37,545
     Interest expense                                       (234,304)              (784,972)            (1,171,260)
                                                        ------------           ------------           ------------
Loss before income taxes and
     extraordinary item                                  (10,128,114)            (6,737,202)            (3,130,608)

Income tax benefit (Note 12)                                      --                     --              1,553,268
                                                        ------------           ------------           ------------

Loss before extraordinary item                           (10,128,114)            (6,737,202)            (1,577,340)

Extraordinary item - loss
     on early extinguishment of debt (Note 5)                     --               (143,810)                    --
                                                        ------------           ------------           ------------

Net loss                                                $(10,128,114)          $ (6,881,012)          $ (1,577,340)
                                                        ============           ============           ============
Earnings per share:
     Basic:
         Loss before extraordinary item                 $       (.27)          $       (.17)          $       (.04)
         Extraordinary item                                       --                   (.01)                    --
                                                        ------------           ------------           ------------

     Net loss                                           $       (.27)          $       (.18)          $       (.04)
                                                        ============           ============           ============
     Diluted:
         Loss before extraordinary item                 $       (.27)          $       (.17)          $       (.04)
         Extraordinary item                                       --                   (.01)                    --
                                                        ------------           ------------           ------------

     Net loss                                           $       (.27)          $       (.18)          $       (.04)
                                                        ============           ============           ============

Weighted average number of shares outstanding             37,397,150             38,701,253             40,718,519
                                                        ============           ============           ============



See accompanying notes to financial statements.

                           UNIGENE LABORATORIES, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                  Years Ended December 31, 1997, 1998 and 1999


                                       Common Stock
                                ------------------------           Additional
                                Number of           Par             Paid-in         Accumulated       Treasury
                                 Shares            Value            Capital           Deficit          Stock              Total
                                 ------            -----            -------           -------          -----              -----
Balance,
January 1, 1997               35,352,824         $353,528        $55,829,641      $(44,322,006)    $     (1,031)      $11,860,132

Sale of stock                    695,066            6,951          2,941,648                  -               -         2,948,599

Settlement of
   contractual right             490,000            4,900          1,664,163                  -               -         1,669,063

Exercise of warrants             712,759            7,127          1,133,020                  -               -         1,140,147

Conversion of 9.5%
   Debentures and
   accrued interest              697,058            6,971            769,235                  -               -           776,206

Exercise of
   stock options                 282,350            2,823            433,229                  -               -           436,052

Conversion of 10%
   Debentures and
   accrued interest              220,465            2,205            398,225                  -               -           400,430

Conversion of
   notes payable -
   stockholders                   57,200              572            199,428                  -               -           200,000

Issuance of warrants
   and stock as
   compensation                   10,000              100            130,850                  -               -           130,950

Net loss                               -                -                  -       (10,128,114)               -      (10,128,114)
                              ----------         --------        -----------      ------------     ------------       -----------
                                                                                                                      (continued)

                           UNIGENE LABORATORIES, INC.
                 STATEMENTS OF STOCKHOLDERS' EQUITY (Continued)
                  Years Ended December 31, 1997, 1998 and 1999


                                        Common Stock
                                ---------------------------           Additional
                                Number of            Par               Paid-in         Accumulated       Treasury
                                 Shares             Value              Capital           Deficit           Stock          Total
                                ---------          --------         ------------       ------------      --------       ----------
Balance,
December 31, 1997               $38,517,722        $385,177          $63,499,439      $(54,450,120)       $(1,031)      $9,433,465

Conversion of 9.5%
   Debentures                       448,834           4,489              495,705                --             --          500,194

Conversion of notes
   payable - stockholders           163,635           1,636              220,091                --             --          221,727

Conversion of 10%
   Debentures and
   accrued interest                 214,131           2,141              202,234                --             --          204,375

Value of 5% Debentures
   allocated to beneficial
   conversion feature and
   related warrants                      --              --              686,796                --             --          686,796

Exercise of stock options            40,500             405               47,564                --             --           47,969

Issuance of warrants
   as compensation                       --              --                6,574                --             --            6,574

Net loss                                 --              --                   --        (6,881,012)            --       (6,881,012)
                                -----------        --------          -----------      ------------        -------       ----------

Balance,
   December 31, 1998             39,384,822         393,848           65,158,403       (61,331,132)        (1,031)       4,220,088

Conversion of 5%
   Debentures into
   Common Stock
   and Warrants                   3,528,125          35,281            1,859,994                --             --        1,895,275

Issuance of Common
   Stock as payment of
   interest on 5%
   Debentures                       175,237           1,753              189,207                --             --          190,960

Net loss                                 --              --                   --        (1,577,340)            --       (1,577,340)
                                -----------        --------          -----------      ------------        -------       ----------

Balance,
   December 31, 1999             43,088,184        $430,882          $67,207,604      $(62,908,472)       $(1,031)      $4,728,983
                                ===========        ========          ===========      ============        =======       ==========

See accompanying notes to financial statements.

                           UNIGENE LABORATORIES, INC.
                            STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 1997, 1998 and 1999

                                                                                               Years Ended December 31,
                                                                                     ---------------------------------------------
                                                                                       1997             1998              1999
                                                                                       ----             ----              ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss ......................................................................    $(10,128,114)     $(6,881,012)     $(1,577,340)
Adjustments to reconcile net loss to net cash used by operating activities:
    Non-cash settlement of contractual right ..................................       1,669,063               --               --
    Non-cash compensation .....................................................         130,950            6,574               --
    Depreciation and amortization .............................................       1,530,469        1,552,734        1,558,663
    Amortization of beneficial conversion feature on 5% Debentures ............              --          489,603          197,193
    20% premium on 5% Debentures ..............................................              --               --          400,000
    Payment of interest through the issuance of Common Stock ..................          40,931           44,060          190,960
    Write-off of other assets .................................................              --           48,500           64,528
    Increase in contract receivable ...........................................              --         (316,058)      (3,210,171)

    (Increase) decrease in prepaid expenses and other current assets ..........         148,844          (55,424)        (188,092)
    Increase (decrease) in accounts payable and accrued expenses ..............         330,036          247,237        1,163,795
                                                                                   ------------      -----------      -----------
Net cash used for operating activities ........................................      (6,277,821)      (4,863,786)      (1,400,464)
                                                                                   ------------      -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Construction of leasehold and building improvements ...........................         (18,298)          (8,384)          (4,010)
Purchase of furniture and equipment ...........................................        (430,068)         (76,486)        (134,127)
Increase in patents and other assets ..........................................        (163,670)        (264,959)         (88,695)
                                                                                   ------------      -----------      -----------

Net cash used in investing activities .........................................        (612,036)        (349,829)        (226,832)
                                                                                   ------------      -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sales of stock ..................................................       2,948,599               --               --
Proceeds from issuance of debt ................................................              --        4,000,000        1,970,000
Repayment of debt and capital lease obligations ...............................              --         (304,138)         (62,739)
Exercise of stock options and warrants ........................................       1,576,199           47,969               --
Debt issuance and other costs .................................................              --         (253,879)              --
                                                                                   ------------      -----------      -----------

Net cash provided by financing activities .....................................       4,524,798        3,489,952        1,907,261
                                                                                   ------------      -----------      -----------

Net increase (decrease) in cash and cash equivalents ..........................      (2,365,059)      (1,723,663)         279,965
Cash and cash equivalents at beginning of period ..............................       4,491,386        2,126,327          402,664
                                                                                   ------------      -----------      -----------

Cash and cash equivalents at end of period ....................................    $  2,126,327      $   402,664      $   682,629
                                                                                   ============      ===========      ===========

SUPPLEMENTAL CASH FLOW INFORMATION
Non-cash investing and financing activities:
Acquisition of equipment through capital leases ...............................              --      $   221,900      $    36,617
Conversion of convertible debentures and accrued
   interest into Common Stock .................................................    $  1,176,636      $   707,069      $ 2,190,960
Conversion of notes payable - stockholders
   into Common Stock ..........................................................    $    200,000      $   225,000               --
Value of beneficial conversion feature and related
   warrants on issuance of 5% Debentures ......................................              --      $   686,796               --
                                                                                   ============      ===========      ===========
Cash paid for interest ........................................................          74,000      $   119,000      $    24,700
                                                                                   ============      ===========      ===========


See accompanying notes to financial statements.

                           UNIGENE LABORATORIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1997, 1998 and 1999



1.  Description of Business

    Unigene Laboratories, Inc. (the "Company"), a biopharmaceutical company, was incorporated in the State of Delaware in 1980. The Company's single business segment focuses on research, production and delivery of therapeutic peptide hormones. The Company has concentrated most of its efforts to date on one product - Calcitonin, for the treatment of osteoporosis and other indications. The Company's initial products will be injectable, nasal and oral formulations of Calcitonin. The Company's Calcitonin products require clinical trials and approvals from regulatory agencies as well as acceptance in the marketplace. The Company's injectable Calcitonin product has been approved for marketing in all 15-member states of the European Union for the treatment of Paget's disease and hypercalcemia associated with malignancy. Through December 31, 1999, sales of injectable Calcitonin have not been significant. Although the Company believes its patents and patent applications are valid, the invalidation of its patents or the failure of certain of its pending patent applications to issue as patents could have a material adverse effect upon its business. The Company competes with specialized biotechnology companies, major pharmaceutical and chemical companies and universities and research institutions. Many of these competitors have substantially greater resources than does the Company. During 1997, 1998 and 1999, almost all of the Company's revenue was generated from one customer, Warner-Lambert Company (see Note 14).

2.  Summary of Significant Accounting Policies & Practices

    Segment Information -The Company is managed and operated as one business. The entire business is managed by a single management team that reports to the chief executive officer. The Company does not operate separate lines of business or separate business entities with respect to any of its product candidates. Accordingly, the Company does not prepare discrete financial information with respect to separate product areas or by location and does not have separately reportable segments as defined by Statement of Financial Accounting Standards
(SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information."

    Property, Plant and Equipment - Property, plant and equipment are carried at cost. Equipment under capital leases are stated at the present value of the minimum lease payments. Depreciation is computed using the straight-line method. Amortization of equipment under capital leases and leasehold improvements is computed over the shorter of the lease term or estimated useful life of the asset. Additions and improvements are capitalized, while repairs and maintenance are charged to expense as incurred.

    Research and Development - Research and development expenses include the costs associated with internal research and development by the Company and research and development conducted for the Company by outside advisors, sponsored university-based research partners and clinical study partners. All research and development costs discussed above are expensed as incurred.
Expenses reimbursed under research and development contracts, which are not refundable, are recorded as a reduction to research and development expense in the statement of operations.

    Revenue Recognition - Research and development contract revenues are recognized based upon the successful completion of various benchmarks as set forth in the individual agreements. Non-refundable license fees received upon execution of license agreements are recognized as revenue. Revenue from the sale of product is recognized upon shipment to the customer.

    In December 1999, the Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB No. 101"). SAB No. 101 summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements and specifically addresses revenue recognition in the biotechnology industry for non-refundable technology access fees and other non-refundable fees. SAB No. 101 is effective for fiscal years beginning after December 15, 1999. The Company is evaluating SAB No. 101 and the effect it may have on the financial statements and its current revenue recognition policy.

    Patents and Other Intangibles - Patent costs are deferred pending the outcome of patent applications. Successful patent costs are amortized using the straight-line method over the lives of the patents. Unsuccessful patent costs are expensed when determined worthless. As of December 31, 1999, four of the Company's patents had issued in the U.S. and numerous have issued in various foreign countries. Various other applications are still pending. Other intangibles are recorded at cost and are amortized over their estimated useful lives. Accumulated amortization on patents and other intangibles is $104,625 and $143,638 at December 31, 1998 and 1999, respectively.

    Stock Option Plan - The Company accounts for stock options issued to employees and directors in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to
Employees", and related interpretations. As such, compensation expense is recorded on fixed stock option grants only if the current market price of the underlying stock exceeded the exercise price; compensation expense on variable stock option grants is estimated until the measurement date. As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation", the Company provides pro forma net income and pro forma earnings per share disclosures for employee and director stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company accounts for stock options and warrants issued to consultants on a fair value basis in accordance with SFAS No. 123.

    Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of - The Company accounts for the impairment of long-lived assets in accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

    Net Loss per Share - The Company computes and presents earnings per share ("EPS") in accordance with the provisions of SFAS No. 128, "Earnings Per Share". It requires presentation of both basic and diluted EPS for net income on the face of the statement of operations. Basic EPS is computed using the weighted average number of common shares outstanding during the period being reported on. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue Common Stock were exercised or converted into Common Stock at the beginning of the period being reported on and the effect was dilutive. The Company's net loss and weighted average shares outstanding used for computing diluted loss per share were the same as that used for computing basic loss per share for each of the years ended December 31, 1997, 1998 and 1999 because the Company's convertible debentures, stock options and warrants were not included in the calculation since the inclusion of such shares (approximately 4,330,000 potential shares of Common Stock at December 31, 1999) would be antidilutive.

    Cash Equivalents - The Company considers all highly liquid securities purchased with an original maturity of three months or less to be cash equivalents.

    Inventory - Inventories are stated at the lower of cost (using the first-in, first-out method) or market.

    Fair Value of Financial Instruments - The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Significant differences can arise between the fair value and carrying amounts of financial instruments that are recognized at historical cost amounts. The estimated fair values of all of the Company's financial instruments approximate their carrying amounts in the balance sheet with the exception of debt. The fair value of the Company's various debt instruments were derived by evaluating the nature and terms of each instrument and considering the prevailing economic and market conditions at the balance sheet date. The carrying amount of debt, including current portions and capital lease obligations,  is  $5,032,000  and  $5,573,000  at  December  31,  1998 and 1999,
respectively; and the fair value is estimated to be $5,229,000 and $4,906,000 at December 31, 1998 and 1999, respectively.

    Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Reclassifications - Certain prior years' amounts have been reclassified to conform to their 1999 presentation.

3.  Related Party Transactions

    Notes payable - stockholders. During 1995, members of the Levy family loaned to the Company $1,905,000. The notes evidencing these loans were issued to Warren P. Levy, Ronald S. Levy and Jay Levy, (collectively, the "Levys") each an officer and director of the Company, who at the time owned an aggregate of 10% of the Company's outstanding Common Stock, and to another member of their family. These notes bear interest at the Merrill Lynch Margin Loan Rate plus
 .25% (8.875% at December 31, 1999) and $1,850,000 of the aggregate principal amount is collateralized by security interests in the Company's Fairfield, New

Jersey plant and equipment and Boonton, New Jersey equipment. Notes for $1,255,000 were originally payable on demand, but in any event not later than February 10, 1997. Another note for $650,000 was originally due on February 10, 1997. During 1996, a total of $440,000 in principal amount of the notes payable
- stockholders were repaid. On May 2, 1997, an aggregate of $200,000 in principal amount of these loans was converted into 57,200 shares of Common Stock at a conversion price of $3.4965 per share. The closing price of the Common Stock on May 1, 1997, as reported by the Nasdaq Stock Market, was $3.21875 per share. On August 6, 1998, an aggregate of $225,000 in principal amount of these loans was converted into 163,635 shares of Common Stock at a conversion price of $1.375 per share. The closing price of the Common Stock on August 5, 1998, as reported by the Nasdaq Stock Market, was $1.31 per share. Warren Levy and Ronald Levy each loaned to the Company an additional $50,000 during 1999. The balance of these loans, $1,140,000, has been classified as short-term as of December 31, 1999 as they are payable on demand.

    During 1999, Jay Levy loaned the Company $1,500,000 evidenced by demand notes bearing interest at 6% per year. During the third quarter of 1999, Jay Levy loaned the Company an additional $370,000 evidenced by term notes maturing January 2002 and bearing interest at 6% per year, and the $1,500,000 of demand notes were converted into 6% term notes maturing January 2002. The Company has granted Jay Levy a security interest in all of its equipment and a mortgage on its real property to secure payment of the term notes, which are senior to all notes payable to Warren Levy and Ronald Levy. The Company is required to make installment payments on the term notes commencing in October 1999 and ending in January 2002 in an aggregate amount of $72,426 per month. No installment payments were made during 1999 as Jay Levy has agreed not to demand such 1999 payments and has agreed that he will not, prior to January 1, 2001, declare all or any portion of the principal or the accrued interest on the notes immediately due and payable by reason of the failure of the Company to make, when due, any scheduled payment of principal or interest on any of the notes as permitted by the loan agreements.

    From time to time, the Levys also provide working capital loans to the Company. At December 31, 1998 and 1999, no working capital loans were outstanding.

4.  Property, Plant and Equipment

    Property, plant and equipment consisted of the following at December 31, 1998 and 1999:

                                                                    Estimated
                                                                   Depreciable
                                           1998           1999        Lives
                                           ----           ----        -----

Building and improvements .......     $ 1,373,975    $ 1,377,075    25 years
Leasehold improvements ..........       8,479,312      8,480,222    Lease Term
Manufacturing equipment .........       3,766,934      3,842,038    10 years
Laboratory equipment ............       2,657,817      2,704,820    5 years
Other equipment .................         466,523        466,523    10 years
Office equipment and furniture ..         315,186        327,206    5 years
Equipment under capital leases ..         221,900        258,517    Lease Term
                                      -----------    -----------
                                       17,281,647     17,456,401
Less accumulated depreciation and
     amortization ...............       9,317,564     10,837,214
                                      -----------    -----------
                                        7,964,083      6,619,187
Land ............................         121,167        121,167
                                      -----------    -----------
                                      $ 8,085,250     $6,740,354
                                      ===========     ==========


    Depreciation and amortization expense on property, plant and equipment was $1,506,000, $1,520,000, and $1,520,000 in 1997, 1998 and 1999, respectively.

5.  Convertible Debentures

    In March 1996, the Company issued $3,300,000 of 9.5% Senior Secured Convertible Debentures in exchange for a secured loan of an equal amount. All of these debentures had been converted into approximately 2,924,000 shares of Common Stock as of November 15, 1998, the due date of the debentures.

    In March 1996, the Company completed a private placement of $9.08 million aggregate principal amount of 10% Convertible Debentures. The Company received net proceeds of approximately $8.1 million as a result of this placement. These debentures were to mature March 4, 1999, but as of December 31, 1998, all outstanding 10% Debentures have been converted or redeemed in full. Through December 31, 1998, $8,808,515 of principal amount of these debentures, plus approximately $355,000 of accrued interest, had been converted into approximately 4,838,000 shares of Common Stock. Due to restrictions on the total number of shares which could be issued upon conversion of the 10% Debentures, in October 1998 the Company redeemed in cash an additional $271,485 of principal, and in connection therewith paid to the holder $68,899 of accrued interest and $143,810 in redemption premiums, for an aggregate payment of $484,194. The cost of the redemption premium of $143,810 was recorded as an extraordinary loss in 1998.

    In 1996, the placement agent, in connection with the issuance of the 10% Debentures, received a five-year warrant to purchase 454,000 shares of Common Stock at an exercise price of $2.10 per share as partial compensation for services rendered. Through December 31, 1999, an aggregate of 322,000 of these warrants has been exercised and 132,000 remain unexercised.

    In June 1998, the Company completed a private placement of $4.0 million of 5% Convertible Debentures (the "5% Debentures"). The Company received net proceeds of approximately $3.75 million as a result of this placement. The 5% Debentures mature December 31, 2001, however, due to the events described below this debt is classified as a current liability on the Company's December 31, 1999 balance sheet. Interest on the 5% Debentures is payable in cash or, at the option of the Company, in Common Stock subject to the limitations described below. Beginning January 1, 1999, the 5% Debentures are convertible into (i) Common Stock at a conversion price (the "Conversion Price") equal to the lower of (a) $1.59 (the "Cap Price") and (b) the average of the four lowest closing bid prices of the Common Stock during the 18 trading days prior to the date of conversion (the "Market Price") and (ii) warrants, expiring five years from the date of issuance, to purchase a number of shares of Common Stock equal to 4% of the number of shares issuable upon conversion at an exercise price equal to 125% of the Conversion Price. Up to 15% of the original principal amount of the 5% Debentures may be converted per month on a non-cumulative basis; provided, however, that if the Market Price is greater than or equal to 120% of the Cap Price on the last conversion date in any month, then up to 20% of the original principal amount may be converted in such month. If a Debenture holder submits a Debenture for conversion and the Market Price is less than or equal to $1.1156, the Company may redeem the Debenture for (i) an amount equal to the principal amount thereof plus a premium of 12% per year from the date of issuance and (ii) warrants, expiring five years from the date of issuance, to purchase a number of shares of Common Stock equal to 25% of the number of shares that would have been issuable upon conversion of the Debenture at an exercise price equal to 135% of the Conversion Price at the time of redemption. Under the terms of the 5% Debentures, the Company is not permitted to issue more than an aggregate of 3,852,500 shares of Common Stock upon collectively the conversion of 5% Debentures, upon the exercise of the Warrants issued upon conversion or redemption of the 5% Debentures and as payment of interest on the 5% Debentures (the "Share Limit"). After the Share Limit is reached, the Company is obligated
(i) to redeem all 5% Debentures tendered for conversion at a price equal to 120% of the principal amount, plus accrued interest, and (ii) as to any Warrants exercised, to pay to the holder, in lieu of the issuance of shares, an amount in cash equal to the difference between the market price of the Common Stock and the exercise price of the Warrant multiplied by the number of shares issuable upon the exercise of the Warrant. The Companys' cash obligation with respect to the Warrants will depend on the number of Warrants issued and the market price of the Common Stock at time the Warrants are exercised. If the Company fails to redeem the 5% Debentures tendered for conversion after the Share Limit is exceeded (including payment of the accrued interest thereon) within three business days after receipt of the conversion notice, the interest rate on the 5% Debentures will permanently increase (i) to 7% per annum commencing on the first day of the 30-day period following the conversion notice, (ii) to 9% per annum commencing on the first day of each of the second and third such 30-day periods and (iii) an additional 1% per annum on the first day of each consecutive 30-day period thereafter until the 5% Debentures have been redeemed, provided that in no event can the rate of interest exceed the lesser of 20% per annum and the highest rate permitted by applicable law. In addition, if the Company's common stock is delisted from the Nasdaq National Market the Company is required to pay 2% per month of the aggregate outstanding principal amount of the 5% Debentures for any month or portion thereof and if such delisting period lasts for four months, then, at the option of the holder, the Company is obligated to redeem the 5% Debentures at a redemption price equal to 120% of the outstanding principal balance.

    During 1999, $2,000,000 in principal amount of the 5% Debentures was converted into 3,528,125 shares of Common Stock. Warrants exercisable at prices ranging from $.46 to $1.52 for 141,123 shares of Common Stock were issued upon these conversions. As of December 31, 1999, all of these warrants are exercisable, but none had been exercised. In addition, 175,237 shares of Common Stock were issued as payment of interest on the 5% Debentures.

    Accordingly, as of December 31, 1999, an aggregate of 3,703,362 shares of Common Stock has been issued in connection with the 5% Debentures. During December 1999, the Company was unable to convert $200,000 of the 5% Debentures tendered for conversion as such conversion would have exceeded the Share Limit. As a result, the Company is obligated to redeem the remaining $2,000,000 of outstanding 5% Debentures in cash at a price equal to 120% of the principal amount, plus accrued and unpaid interest. During the fourth quarter of 1999, the Company accrued the aforementioned 20% premium and charged interest expense for $400,000. In addition, because the $200,000 of 5% Debentures tendered for conversion were not redeemed within three business days, the interest rate on all outstanding debentures as of December 31, 1999 has increased to 7%. The Company has also failed to make the semi-annual interest payment that was due on January 5, 2000. Under the terms of the 5% Debentures, the interest rate as a consequence has increased to 20% per annum beginning in January 2000.

    Due to the delisting of its Common Stock from the Nasdaq National Market in October 1999, the Company is required to make payments to the holder of the 5% Convertible Debentures, in an amount equal to 2% per month of the aggregate principal amount of these debentures for any month or portion thereof. However, no such payments have been made as of December 31, 1999. The Company has accrued $137,000 as of December 31, 1999 due to this penalty as part of accrued interest.

    The Company in 1998 estimated the value of the beneficial conversion feature and related warrants at the issuance of the 5% Debentures to be approximately $687,000. Such amount was credited to additional paid-in capital and was amortized to interest expense over the earliest conversion periods using the effective interest method (approximately $490,000 and $197,000 for the years ended December 31, 1998 and 1999, respectively).

6.  Inventory - Inventory consists of the following:


                                                                 Dec. 31, 1998                 Dec. 31, 1999
                                                                 -------------                 -------------
Finished goods                                                       $319,775                      $596,359
Raw material                                                          250,572                       271,207
                                                         --------------------           -------------------
         Total                                                       $570,347                      $867,566
                                                                     ========                      ========



7.  Accrued expenses - Accrued expenses consist of the following:

                                                                 Dec. 31, 1998                 Dec. 31, 1999
                                                                 -------------                 -------------
     Interest                                                        $594,611                      $888,486
     Clinical trials/contract research                                278,745                       763,352
     Vacation pay                                                     180,292                       187,710
     Consultants                                                       48,000                       164,500
     Other                                                            227,551                       213,365
         Total                                           --------------------           -------------------
                                                                   $1,329,199                    $2,217,413
                                                                   ==========                    ==========


8.  Obligations Under Capital Leases

    The Company entered into various lease arrangements during 1998 and 1999 which qualify as capital leases.

    The future years' minimum lease payments under the capital leases, together with the present value of the net minimum lease payments, as of December 31, 1999 are as follows:

                           2000                                                                 $    89,700
                           2001                                                                      73,644
                           2002                                                                      32,031
                           2003                                                                      12,639
                                                                                           ----------------
                                            Total minimum lease payments                            208,014
                  Less amount representing interest                                                  44,891
                                                                                           ----------------
                                            Present value of net minimum lease payments             163,123
                  Less current portion                                                               69,708
                                                                                           ----------------
                   Obligations under capital leases, excluding
                                            current portion                                     $    93,415
                                                                                                ===========

The discount rates on these leases vary from 12% to 18%.

9.  Obligations Under Operating Leases

    The Company is obligated under a 10-year net-lease, which began in February 1994, for its manufacturing facility located in Boonton, New Jersey. The Company has two 10-year renewal options as well as an option to purchase the facility. In addition, the Company leases laboratory equipment under various operating leases expiring in 2001 through 2002. Total future minimum rentals under these noncancelable operating leases as of December 31, 1999 are as follows:

                2000                                 $218,110
                2001                                  207,819
                2002                                  197,529
                2003                                  185,322
                2004                                   15,444
                                                     --------
                                                     $824,224
                                                     ========

    Total rent expense was approximately $185,000, $209,000 and $243,000 for 1997, 1998 and 1999, respectively.

10.  Stockholders' Equity

    In October 1996, the Company completed a private placement of 4,218,804 Units at a price of $1.75 per Unit. Each Unit consisted of (i) one share of Common Stock, (ii) one quarter of a Class C Warrant, (each whole Class C Warrant was exercisable to purchase one share of Common Stock) and (iii) one quarter of a Class D Warrant (each whole Class D Warrant was exercisable to purchase one share of Common Stock). The Class C Warrants and the Class D Warrants each had an exercise price of $3.00 and expired unexercised on October 11, 1999. The fee paid to the placement agent in the transaction consisted of an additional 296,935 Units in lieu of cash compensation. The net proceeds to the Company were approximately $7.0 million.

    In October 1994, the Company entered into an agreement with a consultant whose compensation for its services included the issuance of warrants, exercisable at $3.00 per share, for the purchase of 1,000,000 shares of Common Stock. These warrants expired unexercised in October 1998. During 1996, another consultant's compensation included warrants to purchase a total of 400,000 shares of Common Stock at exercise prices ranging from $1.63 to $3.50 per share. These warrants expire in April 2001.

    In connection with the services rendered by various consultants during 1997, the Company issued an aggregate of 75,000 stock purchase warrants, expiring from 1999 to 2002, exercisable at prices ranging from $2.25 to $3.41 per share, and 10,000 shares of Common Stock. Compensation expense recognized in 1997 as a result of these transactions was approximately $131,000. During 1998, the Company issued warrants to purchase 5,000 shares of Common Stock, expiring in 2003, to a consultant. These warrants are exercisable at $2.38, resulting in 1998 compensation expense of approximately $7,000.

    During 1997, an aggregate of 713,000 shares of Common Stock were issued due to the exercise of warrants with net proceeds to the Company of approximately $1,140,000. The exercise prices of these warrants ranged from $1.38 to $3.00 per share. During 1997, an aggregate of $1,181,000 in principal amount of convertible debentures, plus $41,000 of accrued interest, was converted into approximately 918,000 shares of Common Stock. During 1998, an aggregate of $681,000 in principal amount of convertible debentures, plus $44,000 of accrued interest, was converted into approximately 663,000 shares of Common Stock. During 1999, an aggregate of $2,000,000 in principal amount of convertible debentures, plus $191,000 of accrued interest, was converted into approximately 3,703,000 shares of Common Stock. See Note 5.

    As of December 31, 1999, there are warrants outstanding, all of which are currently exercisable, to purchase an aggregate of 1,802,000 shares of Common Stock at exercise prices ranging from $.46 to $3.50 per share, with a weighted average exercise price of $1.77.

11.  Stock Option Plans

    Under the Unigene Laboratories, Inc. 1984 Non-Qualified Stock Option Plan for Selected Employees (the "1984 Plan"), each option granted expires no later than the tenth anniversary of the date of its grant. The 1984 Plan terminated in November 1994; however, 30,000 options previously granted continue to be outstanding and exercisable under that plan as of December 31, 1999.

    During 1994, the Company's stockholders approved the adoption of the 1994 Employee Stock Option Plan (the "1994 Plan"). All employees of the Company are eligible to participate in the 1994 Plan, including executive officers and directors who are employees of the Company. The 1994 Plan is administered by the employee Stock Option Committee of the Board of Directors, which selects the employees to be granted options, fixes the number of shares to be covered by the options granted and determines the exercise price and other terms and conditions of each option. Originally, a maximum of 1,500,000 shares of Common Stock was reserved for issuance under the 1994 Plan. In June 1997, the stockholders of the Company approved an amendment to the 1994 Plan increasing the total number of shares authorized for issuance by 750,000 shares to 2,250,000 shares. Options granted under the 1994 Plan have a maximum term of ten years. The purchase price of the shares issuable upon the exercise of each option cannot be less than the fair market value of the Common Stock on the date that the option is granted. The 1994 Plan will terminate on June 16, 2004, unless earlier terminated.

    At the Company's 1999 Annual Meeting, the stockholders approved the adoption of a 1999 Directors Stock Option Plan (the "1999 Plan") to replace the 1994 Plan. Under the 1999 Plan, each person elected to the Board after June 23, 1999 who is not an employee will receive, on the date of his initial election, an option to purchase 21,000 shares of Common Stock. In addition, on May 1st of each year, commencing May 1, 1999, each non-employee director will receive an option to purchase 10,000 shares of Common Stock if he or she has served as a non-employee director for at least six months prior to the May 1st grant. Each option granted under the 1999 Plan will have a ten-year term and the exercise price of each option will be equal to the fair value of the Company's Common Stock on the date of the grant. A total of 350,000 shares of Common Stock are reserved for issuance under the 1999 Plan.

    The following summarizes activity for options granted to directors and employees under the 1984, 1994 and 1999 Plans:


                                                      Options         Weighted        Weighted
                                                    Exercisable        Average         Average
                                                     at End of       Grant-date       Exercise
                                       Options         Year          Fair Value         Price
                                       -------      -----------      ----------         -----

Outstanding January 1, 1997          1,574,315
     Granted                            64,000                         $2.31           $3.15
     Cancelled                         (39,500)                            -            2.28
     Exercised                        (282,350)                            -            1.61
                                     ---------
Outstanding December 31, 1997        1,316,465      1,023,090
                                                    =========
     Granted                           610,750                         $1.50           $1.99
     Cancelled                         (91,600)                            -            2.85
     Exercised                         (40,500)                            -            1.18
                                     ---------                                          ----
Outstanding  December 31, 1998       1,795,115      1,382,615
                                                    =========
     Granted                           438,000                          $0.55           $0.70
     Cancelled                        (187,250)                             -            2.17
     Exercised                               -                              -               -
                                     ---------                      =========       =========
Outstanding December 31, 1999        2,045,865      1,639,615
                                     =========      =========



    The table above excludes options to purchase 482,000 shares of Common Stock with a weighted average exercise price of $0.63 per share which have been allocated to employees during 1999 in anticipation of the adoption of a new employee stock option plan to replace the 1994 Plan. Such excess options will be granted if and when the stockholders approve the new employee stock option plan at the next annual stockholders' meeting. At the date the new plan is approved, the Company will recognize compensation expense for the excess of the fair value of the Company's Common Stock at the date the plan is approved over the exercise price of the options granted.

    A summary of options outstanding and exercisable, excluding the 1999 excess options described above, as of December 31, 1999, follows:

                                         Options Outstanding                                Options Exercisable
                       -------------------------------------------------------      -------------------------------------
                                              Weighted Ave.
       Range of                              Remaining Life      Weighted Ave.                               Weighted Ave.
    Exercise Price     Number Outstanding        (years)        Exercise Price      Number Exercisable      Exercise Price
    --------------     ------------------        -------        --------------      ------------------      --------------
        .50-.98           407,500                  9.9            $    .68                215,000            $    .65
       1.00-1.97          948,365                  7.0                1.78                781,865                1.77
       2.16-3.31          690,000                  6.6                2.80                642,750                2.81
                        ---------                                                       ---------
                        2,045,865                                     1.90              1,639,615                2.03
                        =========                                                       =========                ====



    As of December 31, 1999, options to purchase 107,925 shares and 330,000 shares of Common Stock were available for grant under the 1994 and 1999 Plans.

    The Company accounts for options granted to employees and directors under APB Opinion No. 25. Had compensation cost for options granted to employees and directors been determined consistent with SFAS No. 123, the Company's pro forma net loss and pro forma net loss per share would have been as follows as of December 31:

                                                     1997             1998             1999
                                                     ----             ----             ----
Net loss:
     As reported                              $   (10,128,114)     (6,881,012)     (1,577,340)
     Pro forma                                    (10,214,114)     (7,796,012)     (2,182,340)
                                              ===============      ==========      ==========
Basic and diluted net loss per share:
     As reported                              $         (0.27)          (0.18)          (0.04)
     Pro forma                                          (0.27)          (0.20)          (0.05)
                                              ===============      ==========      ==========



    The fair value of the stock options granted in 1997, 1998 and 1999 is estimated at grant date using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yields of 0%; expected volatility of 59% in 1997, 63% in 1998 and 74% in 1999; a risk-free interest rate of 5.25% in 1997, 4.8% in 1998 and 6.4% in 1999; and expected lives of 6 years.

    During 1995, the Company granted to a consultant options to purchase 10,000 shares of the Company's Common Stock, expiring in October 2000, immediately exercisable at $1.44 per share, none of which have been exercised.

12.  Income Taxes

    As of December 31, 1999, the Company had available for federal income tax reporting purposes net operating loss carryforwards in the amount of approximately $58,200,000, expiring from 2000 through 2019, which are available to reduce future earnings which would otherwise be subject to federal income taxes. In addition, the Company has investment tax credits and research and development credits in the amounts of $19,000 and $2,300,000, respectively, which are available to reduce the amount of future federal income taxes. These credits expire from 2000 through 2019. The Company has New Jersey operating loss carryforwards in the approximately amount of $24,950,000, expiring from 2003 through 2005, which are available to reduce future earnings which would otherwise be subject to State income tax.

    The Company follows SFAS No. 109, "Accounting for Income Taxes." Given the Company's past history of incurring operating losses, management believes that it is more likely than not that any deferred tax assets that are recognizable under SFAS No. 109 will not be recoverable. As of December 31, 1998 and 1999, under SFAS No. 109, the Company had deferred tax assets of approximately $26,300,000 and $26,000,000, respectively, subject to valuation allowances of $26,300,000 and $26,000,000, respectively. The deferred tax assets are generated primarily as a result of the Company's net operating losses and tax credits. The Company's ability to use such net operating losses may be limited by change in control provisions under Internal Revenue Code Section 382.

    In the fourth quarter of 1999, the Company realized a $1,553,000 tax benefit arising from the Company's state net operating loss carryforwards (NOLs) that had previously been subject to a full valuation allowance. The Company realized these deferred tax assets through the sale of a portion of its state tax NOLs under a New Jersey Economic Development Authority (the "NJEDA") program, which allows certain New Jersey taxpayers to sell their benefits to third parties. The Company has an additional $24,950,000 in NOLs that have been approved for sale although annual applications must be made to the NJEDA. In addition, the proceeds are subject to the continued funding of the program by the State of New Jersey as well as limitations based on the level of participation by other companies. As a result, future tax benefits will be recognized in the financial statements as specific sales are approved.

13.  Employee Benefit Plan

    The Company maintains a deferred compensation plan covering all full-time employees. The plan allows participants to defer a portion of their compensation on a pre-tax basis pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended, up to an annual maximum for each employee set by the Internal Revenue Service. The Company's discretionary matching contribution expense for 1997, 1998 and 1999 was approximately $42,000, $43,000 and $44,000, respectively.

14.  Research and Licensing Revenue

    In July 1997, the Company entered into an agreement under which it granted to the Parke-Davis division of Warner-Lambert Company a worldwide license to use the Company's oral calcitonin technology. During 1997 the Company received $3.0 million for an equity investment and $3.0 million for a licensing fee. Several milestones were achieved during 1998, resulting in milestone revenue of $5.0 million. In February and August 1999, two pilot human studies for the Company's oral Calcitonin formulation were successfully concluded, resulting in milestone revenue totaling $5.0 million. In September 1999, the Company and Warner-Lambert identified an oral Calcitonin formulation to be used in the upcoming Phase I/II clinical study entitling the Company to milestone revenue of $4.5 million. The September 1999 milestone revenue is payable in installments of $500,000 due every 90 days beginning in September 1999, with the unpaid balance payable upon initiation of the Phase I/II study, which the Company expects to occur in the first half of 2000. At December 31, 1999, contract receivables on the balance sheet include $3.5 million due under this milestone. Under the terms of the license agreement, the Company is eligible to receive up to an additional $34.0 million in milestone revenue during the course of the development program. Early-stage milestones primarily relate to the product's performance characteristics, while the latter-stage milestones are primarily related to regulatory activities and approvals. If the product is successfully commercialized, the Company also would receive revenue from royalties on product sales by Warner-Lambert and its affiliate and from the sale of raw material to Warner-Lambert. An additional milestone was achieved in February 2000, resulting in a payment to the Company of $1.0 million.

15.  Settlement of Contractual Right

    In February 1997, the Company issued an aggregate of 490,000 shares of Common Stock to the holders of the Company's 9.5% Senior Secured Convertible Debentures in consideration for the cancellation of an obligation of the Company to pay to the holders a fee equal to 2% of the sum of the market value as of December 31, 1998 of all of the Company's outstanding shares of Common Stock plus the principal amount of all outstanding debt of the Company, less its cash on deposit, up to a maximum fee of $3,000,000. The expense associated with this transaction was valued at $1,669,000, based on a closing price of the Common Stock of $3.40625 on February 7, 1997.

16.  Liquidity

    The Company has incurred annual operating losses since its inception and, as a result, at December 31, 1999 has an accumulated deficit of approximately $62,908,000 and has a working capital deficiency of approximately $2,759,000. These factors raise substantial doubt about the Company's ability to continue as a going concern. However, the financial statements have been prepared on a going concern basis and as such do not include any adjustments that might result from the outcome of this uncertainty. The Company's cash requirements are approximately $10.0 million to $11.0 million per year to operate its research and peptide manufacturing facilities and develop its three Calcitonin products. In addition, the Company has principal and interest obligations over the next several years under its outstanding notes payable to stockholders and 5% Debentures. The Company's cash requirements related to the 5% Debentures include the redemption premium, delisting penalties and the increased interest rate described in Note 5.

    After receipt of $1.5 million from Warner-Lambert in February and March 2000, management believes that the Company has sufficient financial resources to sustain its operations at the current level into the second quarter of 2000. The Company will require additional funds to ensure continued operations beyond that time. The Company expects to receive additional amounts receivable from

Warner-Lambert during 2000 as a result of the milestone completed in September 1999. The Company also expects to achieve additional milestones under the Warner-Lambert agreement during 2000, which will result in further payments. However, there can be no assurance as to when or if the Company will achieve such milestones.

    In addition to the Warner-Lambert agreement, management is actively seeking other licensing and/or supply agreements with pharmaceutical companies for injectable and nasal forms of Calcitonin. These agreements could provide short-term funds to the Company in upfront payments as well as milestone payments. The Company is eligible to sell state tax benefits, to yield approximately $2.5 million, under a NJEDA program, which allows certain New Jersey taxpayers to sell their state tax benefits to third-parties. However, the proceeds will be received over the next few years and the size and timing of such proceeds are subject to the continued funding of the program by the State of New Jersey as well as limitations based on the level of participation by other companies. The Company must apply to the NJEDA each year to be eligible to receive approval for the sale of its benefits. There can be no assurance that any of these transactions will be completed or, if completed, that the terms and timing of such transactions would provide sufficient funds to sustain operations at the current level. In the absence of or the delay in achieving the Warner-Lambert milestones or in signing other agreements, obtaining adequate funds from other sources, which might include a debt or equity financing, would be necessary to sustain the Company's operations. However, there is no assurance as to the terms on which such additional funds would be available or that in such circumstances sufficient funds could be obtained. In addition, the delisting of the Company's Common Stock by the Nasdaq National Market also may have an adverse affect on the Company's ability to raise equity-based capital.

    While the Company believes that the Warner-Lambert licensing transaction will satisfy the Company's liquidity requirements over the near-term, satisfying the Company's long-term liquidity requirements will require the successful commercialization of the product licensed to Warner-Lambert and/or one of its other Calcitonin products. In addition, the commercialization of its Calcitonin products will require the Company to incur additional capital expenditures, including expenditures to expand or upgrade the Company's manufacturing operations to satisfy all of its Calcitonin supply obligations under the Warner-Lambert license agreement. However, neither the cost or timing of such capital expenditures are determinable at this time.

                           UNIGENE LABORATORIES, INC.
                            CONDENSED BALANCE SHEETS

                                                                 December 31, 1999     September 30, 2000
                                                                                          (Unaudited)
                                                                 -----------------     -------------------
ASSETS
Current assets:
     Cash and cash equivalents                                     $    682,629         $     48,928
     Contract receivables                                             3,526,229            1,312,782
     Prepaid expenses                                                   210,195              150,456
     Inventory                                                          867,566            1,333,766
                                                                 -----------------     -------------------
              Total current assets                                    5,286,619            2,845,932

Property, plant and equipment - net of accumulated
depreciation and amortization                                         6,740,354            5,995,717
Patents and other intangibles, net                                    1,264,268            1,295,894
Investment in joint venture                                                  --              900,000
Other assets                                                            486,612              414,514
                                                                 -----------------     -------------------
                                                                   $ 13,777,853         $ 11,452,057
                                                                 =================     ===================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                              $  1,258,334         $  2,473,497
     Accrued expenses                                                 2,217,413            3,490,867
     Notes payable - stockholders                                     1,140,000            2,498,323
     Current portion - long-term notes payable -
     stockholders                                                       960,606            1,583,881
     5% convertible debentures                                        2,400,000            2,400,000
     Current portion - capital lease obligations                         69,708               69,708
                                                                 -----------------     -------------------
              Total current liabilities                               8,046,061           12,516,276

Notes payable - stockholders, excluding current portion                 909,394              286,119
Joint venture obligation, excluding current portion                          --              495,000
Capital lease obligations, excluding current portion                     93,415               41,460
Commitments and contingencies
Stockholders' equity (deficit):
     Common  Stock - par value $.01 per  share,  authorized
     60,000,000 shares, issued 44,044,009 shares in 2000
     and 43,088,184 shares in 1999                                      430,882              444,046
     Additional paid-in capital                                      67,207,604           69,699,693
     Deferred stock option compensation                                      --             (410,297)
     Accumulated deficit                                            (62,908,472)         (71,619,209)
     Less: Treasury stock, at cost, 7,290 shares                         (1,031)              (1,031)
                                                                 -----------------     -------------------
              Total stockholders' equity (deficit)                    4,728,983           (1,886,798)
                                                                 -----------------     -------------------
                                                                   $ 13,777,853         $ 11,452,057
                                                                 =================     ===================

See notes to condensed financial statements

                           UNIGENE LABORATORIES, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                             Three Months Ended                         Nine Months Ended
                                                                September 30,                              September 30,
                                                           1999                2000                  1999                 2000
                                                      ---------------------------------        -----------------------------------
Licensing and other revenue                           $  7,000,733         $  1,359,164         $  9,527,575         $  2,361,190
                                                      ------------         ------------         ------------         ------------
Operating expenses:
     Research and development                            2,651,584            2,905,285            7,261,543            7,835,759
     General and administrative                            561,811              800,717            1,653,944            2,417,786
                                                      ------------         ------------         ------------         ------------
                                                         3,213,395            3,706,002            8,915,487           10,253,545
                                                      ------------         ------------         ------------         ------------
Operating loss                                           3,787,338           (2,346,838)             612,088           (7,892,355)
                                                      ------------         ------------         ------------         ------------
Other income (expense):
     Interest income                                        13,308                4,650               28,850               41,165
     Interest expense                                     (108,052)            (312,344)            (489,709)            (859,547)
                                                      ------------         ------------         ------------         ------------
                                                           (94,744)            (307,694)            (460,859)            (818,382)
                                                      ------------         ------------         ------------         ------------
Net loss                                              $  3,692,594         $ (2,654,532)        $    151,229         $ (8,710,737)
                                                      ============         ============         ============         ============
Net loss per share, basic and diluted                 $        .09         $       (.06)        $        --          $       (.20)
                                                      ============         ============         ============         ============
Weighted average number of shares outstanding:
                           Basic:                       41,169,120           44,279,250           40,284,824           43,868,779
                                                      ============         ============         ============         ============
                           Diluted:                     43,159,961           44,279,250           40,284,824           43,868,779
                                                      ============         ============         ============         ============

See notes to condensed financial statements




                           UNIGENE LABORATORIES, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                         Nine Months Ended
                                                                           September 30,
                                                                 --------------------------------
                                                                    1999                  2000
                                                                 --------------------------------
Net cash used for operating activities                           $(1,553,470)        $(3,085,949)
                                                                 -----------         -----------

Investing activities:
     Purchase of equipment and furniture                             (75,263)           (245,259)
     Increase in patents and other assets                            (19,753)            (22,568)
     Construction of leasehold and building improvements              (4,010)           (187,704)
                                                                 -----------         -----------
                                                                     (99,026)           (455,531)
                                                                 -----------         -----------
Financing activities:

Issuance of stockholder notes                                      1,970,000           1,358,323
Exercise of stock options and warrants                                    --           1,601,411
Repayment of capital lease obligations                               (51,789)            (51,955)
                                                                 -----------         -----------
                                                                   1,918,211           2,907,779
                                                                 -----------         -----------
Net increase (decrease) in cash and cash equivalents                 265,715            (633,701)
Cash and cash equivalents at beginning of year                       402,664             682,629
                                                                 -----------         -----------
Cash and cash equivalents at end of period                       $   668,379         $    48,928
                                                                 ===========         ===========


SUPPLEMENTAL CASH FLOW INFORMATION:
Non-cash investing and financing activities:
Investment in joint venture and related obligation                        --         $   900,000
                                                                 ===========         ===========
Conversion of convertible debentures and accrued interest
into Common Stock                                                $ 1,390,959                  --
                                                                 ===========         ===========
Cash paid for interest                                           $    17,448         $    22,000
                                                                 ===========         ===========

See notes to condensed financial statements

                                     UNIGENE
                               LABORATORIES, INC.
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2000
                                   (Unaudited)

NOTE A - BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000. For further information, please refer to the Company's financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1999.

In December 1999, the Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements and specifically addresses revenue recognition in the biotechnology industry for non-refundable technology access fees and other non-refundable fees. The Company must adopt SAB 101, as amended, in the fourth quarter of 2000 with an effective date of January 1, 2000, and the recognition of a cumulative effect adjustment, if any, calculated as of January 1, 2000. The Company is evaluating SAB 101 and the effect it may have on the financial statements and its current revenue recognition policy.

NOTE B - LIQUIDITY

    The Company has incurred annual operating losses since its inception and, as a result, at September 30, 2000 had an accumulated deficit of approximately $71,619,000 and a working capital deficiency of approximately $9,670,000. The independent auditors' report covering the Company's 1999 financial statements includes an explanatory paragraph that states the above factors raise substantial doubt about the Company's ability to continue as a going concern. However, the financial statements have been prepared on a going concern basis and as such do not include any adjustments that might result from the outcome of this uncertainty.

    The Company's cash requirements to operate its research and peptide manufacturing facilities and develop its products are approximately $10 to 11 million per year. In addition to its obligations with respect to its outstanding 5% convertible debentures (the "5% Debentures"), the Company has principal and interest obligations over the next several years under its outstanding notes payable to stockholders which consists of $2,498,000 in demand notes and $1,870,000 in term notes. The Company is also obligated to fund the joint venture investment described in Note E.

    While the Company believes that the execution of a license agreement for its nasal Calcitonin product, along with additional milestone payments under the license agreement with Pfizer (successor to Warner-Lambert) would satisfy the Company's liquidity requirements over the near-term, satisfying the Company's long-term liquidity requirements will require the successful commercialization of the product licensed to Pfizer and/or one or more of its other products. In addition, the commercialization of its oral Calcitonin product will require the Company to incur additional capital expenditures to expand or upgrade the Company's manufacturing operations to satisfy all of its Calcitonin supply obligations under the Pfizer license agreement. However, neither the cost or timing of such capital expenditures is determinable at this time.

    Due to the receipt of $1 million from the sale in December 2000 of a portion of our unused New Jersey net operating loss carryovers, the Company believes that it has sufficient financial resources to sustain its operations at the current level into the first quarter of 2001. The Company will require additional funds to ensure continued operations beyond that time. Payment of the obligations under the 5% Debentures also may require additional financing. For near term additional funds, the Company expects to shortly sign one or more licensing agreements including a nasal calcitonin licensing agreement currently under negotiation which could provide up-front and other payments. In addition to a possible nasal calcitonin license agreement, the Company is actively seeking to enter into other licensing and/or supply agreements with pharmaceutical companies for its Calcitonin products and other peptide products that can be manufactured and/or delivered using its patented technologies. These agreements could provide funds to the Company in upfront and milestone payments. However, there is no assurance as to when or if the Company might enter into any such additional agreements. One potential source of financing is the transaction that Unigene has entered into with Fusion. See "Recent Developments." However, sales of Unigene common stock to Fusion cannot begin until a registration statement registering the shares for resale by Fusion is declared effective by the SEC. Unigene cannot predict with certainty if or when this will occur. The transaction with Fusion could provide Unigene with sufficient funding to sustain its operations for up to two years, beginning in the first quarter of 2001.






NOTE C - NOTES PAYABLE - STOCKHOLDERS

    During February 2000 Jay Levy, the chairman of the board and an officer of the Company, loaned the Company $300,000 evidenced by demand notes bearing interest at the Merrill Lynch Margin Loan Rate plus .25%. The Company repaid this loan in April 2000. During the third quarter of 2000, Jay Levy and another family member loaned the Company an aggregate of $1,280,000 and Warren Levy and Ronald Levy, officers and directors of the Company, loaned the Company an aggregate of $78,323 evidenced by demand notes bearing interest at the Merrill Lynch Margin Loan Rate plus .25%.

NOTE D - CONVERTIBLE DEBENTURES

    In June 1998, the Company completed a private placement of $4 million in principal amount of 5% Debentures from which it realized net proceeds of approximately $3.75 million. The 5% Debentures were convertible into shares of Common Stock and, in addition, provided that (i) the interest on the 5% Debentures, at the option of the Company, was payable in shares of Common Stock and (ii) upon conversion, the holder was entitled to receive warrants to purchase a number of shares of Common Stock equal to 4% of the number of shares issued pursuant to the conversion (the "Warrants"). However, the number of shares of Common Stock that the Company was obligated to issue, in the aggregate, upon conversion, when combined with the shares issued in payment of interest and upon the exercise of the Warrants, is limited to 3,852,500 shares (the "Share Limit"). After this Share Limit is reached, the Company is obligated to redeem all 5% Debentures tendered for conversion at a redemption price equal to 120% of the principal amount, plus accrued interest. In December 1999, the Company was unable to convert $200,000 of the 5% Debentures tendered for conversion because the conversion would have exceeded the Share Limit. As a result, the Company accrued as of December 31, 1999 the 20% premium on the outstanding $2,000,000 in principal amount of the 5% Debentures that had not been converted in the amount of $400,000. As of September 30, 2000, all of the $2,000,000 in principal amount of 5% Debentures have been tendered for conversion and therefore are classified as a current liability.

    Through September 30, 2000, the Company has issued a total of 3,703,362 shares of Common Stock upon conversion of $2 million in principal amount of the 5% Debentures or in payment of interest thereon, and issued an additional 103,032 shares of Common Stock upon the cashless exercise of all of the 141,123 Warrants issued upon conversion of the 5% Debentures.

    On January 5, 2000, the Company failed to make the required semi-annual interest payment on the outstanding 5% Debentures. As a result, the interest rate on the outstanding 5% Debentures has increased to 20% per year. The semi-annual interest payment due July 5, 2000 was also not made by the Company. As of September 30, 2000, the accrued and unpaid interest on the 5% Debentures totaled approximately $366,000.

    In addition, due to the delisting of the Common Stock from the Nasdaq National Market in October 1999, the Company became obligated under a separate agreement to pay the holder of the 5% Debentures an amount equal to 2% of the outstanding principal amount of the debentures per month. The Company has not made any of these payments to date, but has accrued the amounts as interest expense. As of September 30, 2000, the accrued and unpaid amount totaled approximately $497,000.

    The holder of the 5% Debentures has commenced an arbitration proceeding in which the holder claims that it is entitled, as of June 30, 2000, to payments in respect of the 5% Debentures in the amount of approximately $3.4 million. The parties have had settlement discussions in an effort to arrive at a mutually satisfactory settlement. The outcome of this proceeding is uncertain.

NOTE E - JOINT VENTURE

In June 2000, the Company entered into a joint venture with the Shijiazhuang Pharmaceutical Group ("SPG"), a pharmaceutical company in the People's Republic of China. The joint venture will manufacture and distribute injectable and nasal Calcitonin products for the treatment of osteoporosis in China and possibly other selected Asian markets. The Company will own 45% of the joint venture and will receive 45% of the joint venture profits. The Company will account for its investment under the equity method. In the first phase of the collaboration, SPG will contribute its existing injectable calcitonin license to the joint venture, which will allow the joint venture to sell the Company's product under this license. The joint venture would need to file a New Drug Application (NDA) in China for its injectable and nasal products. In addition, brief local clinical trials may be required. If the product is successful, the joint venture may establish a facility to fill injectable and nasal Calcitonin products containing bulk Calcitonin produced at the Company's Boonton, New Jersey plant and plans to eventually manufacture the bulk drug in China in a new facility to be constructed by the joint venture. This would require local financing by the joint venture. As of September 30, 2000, the joint venture had not yet begun operations.

Under the terms of the joint venture agreement, the Company is obligated to contribute up to $405,000 in cash during the next 12 months and up to an additional $495,000 in cash within two years thereafter. However, these amounts may be reduced or offset by the Company's share of joint venture profits. No amounts have been invested as of September 30, 2000.

In addition, the Company is obligated to pay to the Qingdao General Pharmaceutical Company an aggregate of $350,000 in 14 monthly installment payments of $25,000 in order to terminate its former joint venture in China, of which $75,000 had been paid as of September 30, 2000. The entire $350,000 obligation was recognized as an expense in the second quarter of 2000.

NOTE F - INVENTORY

Inventories are stated at the lower of cost (using the first-in, first-out method) or market and consist of the following:

                                    September 30, 2000       December 31, 1999
                                    ------------------       -----------------

        Finished goods.........           $ 1,002,729             $   596,359

        Raw materials..........               331,037                 271,207
                                          -----------          --------------
             Total.............           $ 1,333,766             $   867,566
                                          ===========           =============

NOTE G - STOCK OPTION PLAN

In November 1999, the Board of Directors approved, subject to stockholder approval, the adoption of a new Stock Option Plan (the "New Plan") to replace the 1994 Employee Stock Option Plan (the "1994 Plan"). All employees (including directors who are employees), as well as certain consultants, are eligible to receive option grants under the New Plan. Options granted under the New Plan have a ten-year term and an exercise price equal to the market price of the Common Stock on the date of the grant. A total of 4,000,000 shares of Common Stock are reserved for issuance under the New Plan.

In November 1999, the Board granted under the New Plan, to employees of the Company, stock options to purchase an aggregate of 482,000 shares (of which 14,650 shares were subsequently cancelled) of Common Stock at an exercise price of $0.63 per share, the market price on the date of grant. Each of the grants was made subject to stockholder approval of the New Plan. At the Company's June 6, 2000 Annual Meeting, the stockholders approved the New Plan. In accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", the measurement date for valuing the stock options for the purpose of determining compensation expense was June 6, 2000, the date of stockholder approval. The market price of the Common Stock on this date was $2.093 per share. Therefore, an aggregate of $683,733 will be charged to compensation expense over the vesting periods of the options, which vest in approximately 50% increments on November 5, 2000 and November 5, 2001. The Company recognized $68,359 and $205,077 as compensation expense in the second and third quarters of 2000, respectively, leaving a balance of $410,297 as deferred stock option compensation.

                                     Part II

                     Information Not Required in Prospectus

Item 13.  Other Expenses of Issuance and Distribution*

    The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions, if any) are set forth below. Each item listed is estimated, except for the Securities and Exchange Commission registration fee and the Nasdaq listing fee.

Securities and Exchange Commission registration fee........      $    12,312
Nasdaq listing fee.........................................           34,020
Blue Sky fees and expenses.................................                0
Accounting fees and expenses...............................            5,700
Legal fees and expenses....................................           45,000
Registrar and transfer agent's fees and expenses...........            1,000
Printing and engraving expenses............................                0
Miscellaneous..............................................                0
                                                                 ------------
Total expenses.............................................      $    98,032
                                                                 ============

Item 14.  Indemnification of Directors and Officers

    Article VI of the Registrant's By-laws requires the Registrant to indemnify each of its directors and officers to the extent permitted by the Delaware General Corporation Law ("DGCL"). Section 145 of the DGCL provides that a corporation may indemnify any person, including any officer or director, who was or is a party, or who is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 also provides that a corporation may indemnify any person, including any officer or director, who was or is a party, or who is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of the action, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that a court of competent jurisdiction shall determine that such indemnity is proper. To the extent that a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation is required under Delaware law to indemnify that person against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith.

    The Registrant's Certificate of Incorporation provides that no director shall be liable to the Registrant or its stockholders for monetary damages for breach of his fiduciary duty as a director. However, a director will be liable for any breach of his duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, any transaction from which the director derived an improper personal benefit, or payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.

Item 15.  Recent Sales of Unregistered Securities

         Since September 30, 1997, Unigene has made the following sales of securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

         (1) During the quarter ended December 31, 1997, Unigene sold for cash 7,500 shares of Unigene common stock to a financial consultant upon the exercise of an equal number of warrants, each exercisable to purchase one share of Unigene common stock at an exercise price of $2.00 per share. The sale of such shares was effected without registration in reliance on an exemption under
Section 4 (2) of the Securities Act.

         (2) On June 29, 1998, Unigene sold for cash $4,000,000 in aggregate principal amount of its 5% convertible debentures due December 31, 2001 (the "5% Debentures") to The Tail Wind Fund, Ltd. The sale of the 5% Debentures was effected without registration in reliance on an exemption under Section 4(2) of the Securities Act. Interest on the 5% Debentures is payable in cash or, at the option of Unigene, in Unigene common stock. Beginning January 1, 1999, the 5% Debentures became convertible into (i) Unigene common stock at a conversion price (the "Conversion Price") equal to the lower of (a) $ 1.59 (the "Cap Price") and (b) the average of the four lowest closing bid prices of the Unigene common stock during the 18 trading days prior to the date of conversion (the "Market Price") and (ii) warrants, expiring five years from the date of issuance, to purchase a number of shares of Unigene common stock equal to 4% of the number of shares issuable upon conversion at an exercise price equal to 125% of the Conversion Price.

         (3) On August 6, 1998, Unigene issued 163,635 shares of Unigene common stock upon the conversion of $225,000 in principal amount of loans made by officers of Unigene. All of such shares were issued by Unigene without registration in reliance on an exemption under Section 4 (2) of the Securities Act.

         (4) In the quarter ended September 30, 1998, Unigene issued 214,131 shares of Unigene common stock upon the conversion of $222,575 in principal amount of and accrued interest on Unigene's 10% Convertible Debentures due March 4, 1999. All of such shares were issued by Unigene without registration in reliance on an exemption under Section 3(a) (9) of the Securities Act.

         (5) In the quarter ended December 31, 1998, Unigene issued 448,834 shares of Unigene common stock upon the conversion of $502,694 in principal amount of Unigene's 9.5% Convertible Debentures. All of such shares were issued by Unigene without registration in reliance on an exemption under Section 3(a)
(9) of the Securities Act.

         (6) In January 1999, Unigene issued 79,384 shares of Unigene common stock as payment of approximately $101,000 in accrued interest on the 5% Debentures. All of such shares were issued by Unigene without registration in reliance on an exemption under Section 4 (2) of the Securities Act.

         (7) In January 1999, Unigene issued 164,102 shares of Unigene common stock upon the conversion of $200,000 in principal amount of the 5% Debentures. All of the shares were issued by Unigene without registration in reliance on an exemption under Section 3(a)(9) of the Securities Act.

         (8) During the quarter ended June 30, 1999, $1,000,000 in principal amount of the 5% Debentures were converted into (a) 1,457,458 shares of Unigene common stock and (b) warrants, expiring April through June 2004, to purchase an aggregate of 58,298 shares of Unigene common stock at exercise prices ranging from $.78 to $1.15 per share. All of such shares and warrants were issued by Unigene without registration in reliance on an exemption under Section 3(a)(9) of the Securities Act.

         (9) In July 1999, Unigene issued 95,853 shares of Unigene common stock as payment of approximately $90,000 in accrued interest on the 5% Debentures. All of such shares were issued by Unigene without registration in reliance on an exemption under Section 4 (2) of the Securities Act.

         (10) During the quarter ended December 31, 1999, $800,000 of principal amount of the 5% Debentures were converted into (a) 1,906,565 shares of Unigene common stock and (b) warrants, expiring in 2004, to purchase an aggregate of 76,261 shares of Unigene common stock at exercise prices ranging from $.46 to $.60 per share. All of such shares and warrants were issued by Unigene without registration in reliance on an exemption under Section 3(a) (9) of the Securities Act.

         (11) In the quarter ended March 31, 2000, Unigene issued for cash 626,036 shares of Unigene common stock upon the exercise of an equal number of warrants exercisable to purchase one share of Unigene common stock at exercise prices ranging from $1.38 to $2.43 per share. An additional 103,032 shares of Unigene common stock were issued upon the cashless exercise of a total of 141,123 warrants at exercise prices ranging from $.46 to $1.52 per share. All of such shares were issued by Unigene without registration in reliance on an exemption under Section 4 (2) of the Securities Act.

         (12) In the quarter ended June 30, 2000, Unigene issued 56,007 shares of Unigene common stock upon the cashless exercise of a total of 116,666 warrants at exercise prices ranging from $1.38 to $1.44 per share. All of such shares were issued by Unigene without registration in reliance on an exemption under Section 4 (2) of the Securities Act.

         (13) In the quarter ended September 30, 2000, Unigene issued 99,860 shares of Unigene common stock upon the cashless exercise of a total of 205,834 warrants and options at exercise prices ranging from $1.38 to $1.44 per share. In addition, Unigene issued for cash 224,500 shares of Unigene common stock upon the exercise of warrants at exercise prices ranging from $1.38 to $1.50 per share. All of the shares were issued by Unigene without registration in reliance on an exemption under Section 4 (2) of the Securities Act.

Item 16.  Exhibits and Financial Statement Schedules

     (a)  Exhibits:


   Exhibit
   Number          Description
   ------ ----------------------------------------------------------------------
     3.1 Certificate of Incorporation of the Registrant and Amendments thereto to July 1, 1986 (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement No. 33-6877 on Form S-1, filed July 1, 1986).

    3.1.1 Amendments to Certificate of Incorporation filed July 29, 1986 and May 22, 1987 (incorporated by reference to Exhibit 3.1.1 to the Registrant's Registration Statement No. 33-6877 on Form S-1, filed July 1, 1986).

    3.1.2 Amendment to Certificate of Incorporation filed August 22, 1997 (incorporated by reference to Exhibit 3.1.2 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30,
          1997).

     3.2 By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993).

     4.2 Specimen Certificate for Common Stock, par value $.01 per share incorporated by reference to Exhibit 3.1.1 to the Registrant's Registration Statement No. 33-6877 on Form S-1, filed July 1, 1986).

     5.1 Opinion of Covington & Burling, dated June 28, 1996, as to the legality of certain of the shares being registered. (previously filed as an exhibit to this Registration Statement).

     5.2 Opinion of Becker Ross Stone DeStefano & Klein, dated June 28, 1996, as to the legality of certain of the shares being registered. (previously filed as an exhibit to this Registration Statement).

     10.1 Lease agreement between the Registrant and Fulton Street Associates, dated May 20, 1993 (incorporated by reference to Exhibit 10.1 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992 (File No. 0-16005)).

     10.2 1994 Employee Stock Option Plan (incorporated by reference to the Registrant's Definitive Proxy Statement dated April 28, 1994, which is set forth as Appendix A to Exhibit 28 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993(File No. 0-16005)).

     10.3 Directors Stock Option Plan (incorporated by reference to Exhibit 10.4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 (File No. 0-16005)).

     10.4 Mortgage and Security Agreement between the Registrant and Jean Levy dated February 10, 1995 (incorporated by reference to Exhibit 10.4 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994).

     10.5 Loan and Security Agreement between the Registrant and Jay Levy, Warren P. Levy and Ronald S. Levy dated March 2, 1995 (incorporated by reference to Exhibit 10.5 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994).

     10.6 Employment Agreement between the Registrant and Warren P. Levy, dated January 1, 2000 (incorporated by reference to Exhibit 10.6 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999).

     10.7 Employment Agreement between the Registrant and Ronald S. Levy, dated January 1, 2000 (incorporated by reference to Exhibit 10.7 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999).

     10.8 Employment Agreement between the Registrant and Jay Levy, dated January 1, 2000 (incorporated by reference to Exhibit 10.8 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999).

     10.9 Split Dollar Agreement dated September 30, 1992 between the Registrant and Warren P. Levy (incorporated by reference to Exhibit 10.9 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992).

    10.10 Split Dollar Agreement dated September 30, 1992 between the Registrant and Ronald S. Levy (incorporated by reference to Exhibit
          10.10 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992).

    10.11 Loan and Security Agreement between the Registrant and Dejufra, Inc. dated March 15, 1995 (incorporated by reference to Exhibit 10.11 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994).

    10.12 Amendment to Loan Agreement and Security Agreement between the Registrant and Jay Levy, Warren P. Levy and Ronald S. Levy dated March 20, 1995 (incorporated by reference to Exhibit 10.12 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994).

    10.13 Registration Rights Agreement between the Registrant and Swartz Investments, LLC dated March 12, 1996 (incorporated by reference to
          Exhibit 10.13 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995).

    10.14 Amendment to Loan and Security  Agreement  between the  Registrant and
          Jay Levy, Warren P. Levy and Ronald S. Levy dated June 29, 1995 (incorporated by reference to Exhibit 10.14 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995).

    10.15 Promissory Note between the Registrant and Jay Levy, Warren P. Levy and Ronald S. Levy dated June 29, 1995 (incorporated by reference to
          Exhibit 10.15 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995).

    10.16 Letter Agreement dated as of February 7, 1997 among the Registrant, Olympus Securities, Ltd. and Nelson Partners (incorporated by reference to Exhibit 10.15 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997).

    10.17 License Agreement, dated as of July 15, 1997, between the Registrant and Warner-Lambert Company (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, dated July 15, 1997).

    10.18 Stock Purchase Agreement, dated as of July 15, 1997, between the Registrant and Warner-Lambert Company (incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K, dated July 15, 1997).

    10.19 Purchase Agreement, dated June 29, 1998, between the Registrant and The Tail Wind Fund, Ltd. (incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998).

    10.20 Registration Rights Agreement, dated June 29, 1998, between the Registrant and The Tail Wind Fund, Ltd. (incorporated by reference to
          Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998).

    10.21 Form  of  Promissory   Note  between  the   Registrant  and  Jay  Levy
          (incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).

    10.22 Form of Promissory Note between the Registrant and Warren Levy and Ronald Levy (incorporated by reference to Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).

    10.23 Amendment to Loan Agreement and Security Agreement between the Registrant and Jay Levy, Warren Levy and Ronald Levy dated June 25, 1999 (incorporated by reference to Exhibit 10.3 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).

    10.24 Amended and Restated Secured Note between the Registrant and Jay Levy dated July 13, 1999 (incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999).

    10.25 Amended and Restated  Security  Agreement  between the  Registrant and
          Jay Levy,  Warren P. Levy and  Ronald  S.  Levy  dated  July 13,  1999
          (incorporated by reference to Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30,
          1999).

    10.26 Subordination  Agreement  between the Registrant and Jay Levy,  Warren
          P. Levy and Ronald S. Levy dated July 13, 1999 (incorporated by reference to Exhibit 10.3 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999).

    10.27 Mortgage and Security Agreement dated July 13, 1999, between the Registrant and Jay Levy (incorporated by reference to Exhibit 10.4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999).

    10.28 $70,000 Secured Note between the Registrant and Jay Levy dated July 30, 1999 (incorporated by reference to Exhibit 10.5 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999).

    10.29 $200,000 Secured Note between the Registrant and Jay Levy dated August 5, 1999 (incorporated by reference to Exhibit 10.6 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999).

    10.30 Modification of Mortgage and Security Agreement between the Registrant and Jay Levy dated August 5, 1999 (incorporated by reference to Exhibit 10.7 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999).

    10.31 Amendment to Security Agreement and Subordination Agreement between the Registrant and Jay Levy, Warren Levy and Ronald Levy dated August 5, 1999 (incorporated by reference to Exhibit 10.8 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30,
          1999).

    10.32 Joint Venture Contract between Shijiazhuang Pharmaceutical Group Company, Ltd., and Unigene Laboratories, Inc., dated June 15, 2000 (incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, with certain confidential information omitted and filed separately with the Secretary of the Commission).

    10.33 Articles of Association of Shijiazhuang-Unigene Pharmaceutical Corporation Limited, dated June 15, 2000 (incorporated by reference to
          Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, with certain confidential information omitted and filed separately with the Secretary of the Commission).

    10.34 2000 Stock Option Plan (incorporated by reference to Attachment A to the Registrant's Schedule 14A, dated April 28, 2000, containing the Registrant's Definitive Proxy Statement for its 2000 Annual Meeting of Stockholders (File No. 0-16005)).

     23.1 Consent of KPMG LLP.*


     23.2 Consent of Covington & Burling (included in opinion filed as Exhibit 5.1).

     23.3 Consent of Becker Ross Stone DeStefano & Klein (included in opinion filed as Exhibit 5.2).

     24.1 Powers  of  Attorney  of  Directors  of  Unigene  Laboratories,   Inc.
          (included on signature page)

     27   Financial Data Schedules*

   ----------------------------------

         *  Filed herewith

     (b) Financial Statement Schedules

         No financial statement schedules are required.



Item 17.  Undertakings

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the  prospectus  any  facts or events  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii)To include  any  material  information  with  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement."

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   Signatures

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfield, New Jersey, on this 26th day of December, 2000.

                                            UNIGENE LABORATORIES, INC.


                                            By: /s/ Warren P. Levy
                                               -----------------------
                                                  Warren P. Levy
                                                    President


    Each person whose signature appears below hereby constitutes and appoints Warren P. Levy and Ronald S. Levy, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on this 26th day of December 2000 by the persons and in the capacities indicated below.

           Signature                                    Title
    -------------------------              --------------------------------

      /s/ Warren P. Levy                     President and Chief Executive
    -------------------------                 Officer (principal executive
        Warren P. Levy                           officer) and Director

         /s/ Jay Levy                        Treasurer (principal financial
    -------------------------                    and accounting officer)
            Jay Levy

      /s/ Ronald S. Levy                                Director
    -------------------------
         Ronald S. Levy

       /s/ Allen Bloom                                  Director
    -------------------------
         Allen Bloom

    /s/ Robert F. Hendrickson                           Director
    -------------------------
      Robert F. Hendrickson

                                  EXHIBIT INDEX


  Exhibit
   Number         Description
   ------         -----------

    23.1          Consent of KPMG LLP.
    27            Financial Data Schedules.